Exhibit 10.2

Execution Version

MSC Industrial Direct Co., Inc.

$75,000,000 2.65% Senior Notes, Series A, due July 28, 2023

$100,000,000 2.90% Senior Notes, Series B, due July 28, 2026

Amended and Restated Note Purchase Agreement

Dated April 14, 2017

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Schedule A	—	Defined Terms

Schedule 1-A	—	Form of 2.65% Senior Note, Series A, due July 28, 2023

Schedule 1-B	—	Form of 2.90% Senior Note, Series B, due July 28, 2026

Schedule 4.4(b)	—	Form of Opinion of Special Counsel for the Purchasers

Schedule 5.3	—	Disclosure Materials

Schedule 5.4	—	Subsidiaries of the Company and Ownership of Subsidiary Stock

Schedule 5.5	—	Financial Statements

Schedule 10.3	—	Original Entities

Schedule 10.5	—	Existing Liens

Schedule 10.8	—	Existing Investments

Schedule 10.9	—	Existing Transactions with Affiliates

Exhibit 2.2	—	Form of Subsidiary Guaranty

Exhibit 4.6	—	Form of Guaranty Ratification

Exhibit 6	—	Purchaser Representations

Purchaser Schedule	—	Information Relating to Purchasers

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MSC Industrial Direct Co., Inc.
75 Maxess Road

Melville, New York 11747

$75,000,000 2.65% Senior Notes, Series A, due July 28, 2023

$100,000,000 2.90% Senior Notes, Series B, due July 28, 2026

April 14, 2017

To Each of the Noteholders

who are signatory hereto (the “Noteholders”):

Ladies and Gentlemen:

MSC Industrial Direct Co., Inc., a New York corporation (the “Company”), agrees with each of the holders of a Note as follows:

Section 1.          Background; Amendment and Restatement of Existing Note Purchase Agreement .

Section 1.1.          Background. Reference is made to that certain Note Purchase Agreement, dated as of July 28, 2016 (the “Existing Note Purchase Agreement”), among each Purchaser listed in Schedule A thereto and the Company and pursuant to which the Company issued and there remains outstanding:

(i)          $75,000,000 aggregate principal amount of its 2.65% Senior Notes, Series A, due July 28, 2023 (the “Series A Notes”); and

(ii)         $100,000,000 aggregate principal amount of its 2.90% Senior Notes, Series B, due July 28, 2026 (the “Series B Notes”; and together with the Series A Notes, the “Notes”).

Each of the holders of a Note which are signatory hereto and the Company now desire to amend and restate the Note Purchase Agreement. In order to effectuate and reflect the foregoing, the parties hereto have agreed to enter into this Agreement.

Section 1.2.          Amendment and Restatement of Existing Note Purchase Agreement and Original Series A Notes. Effective on the Closing Date, the Company, by its execution of this Amended and Restated Note Purchase Agreement (this “Agreement”), hereby agrees and consents to the amendment and restatement in its entirety of each Existing Note Purchase Agreement and its replacement by this Agreement.

MSC Industrial Direct Co., Inc.	Note Purchase Agreement

Section 1.3.          Amendment and Consent of Noteholders. The Noteholders are, collectively, the holders of one hundred percent (100%) of the aggregate principal amount of the Notes. Subject to the satisfaction of the conditions precedent set forth herein, the Noteholders, by their execution of this Agreement, hereby agree and consent to the amendment and restatement in its entirety of the Existing Note Purchase Agreement to which such Noteholder is a party and its replacement by this Agreement

Certain capitalized terms used in this Agreement are defined in Schedule A; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

Section 2.          [Reserved].

Section 3.          Closing of this Agreement.

On the Closing Date, the Company shall execute and deliver to the Noteholders at the offices of Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois 60603, at 10:00 a.m. Chicago time, or at such other place agreed to by the parties, this Agreement.

Section 4.          Conditions to Closing.

The effectiveness of this Agreement is subject to the fulfillment to such Noteholders’ satisfaction, of the following conditions set forth in this Section 4 (such date, the “Closing Date”):

Section 4.1.          Representations and Warranties. (a) The representations and warranties of the Company in this Agreement shall be correct when made and at the Closing.

(b)          The representations and warranties of the Subsidiary Guarantors in this Agreement shall be correct when made and at the Closing.

Section 4.2.          Performance; No Default. The Company and each Subsidiary Guarantor shall have performed and complied with all agreements and conditions contained in this Agreement, and the Subsidiary Guaranty, as appropriate, required to be performed or complied with by it prior to or at the Closing. Before and after giving effect to this Agreement, no Default or Event of Default shall have occurred and be continuing.

Section 4.3.          Compliance Certificates.

(a)          Officer’s Certificate. The Company shall have delivered to such Noteholder an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

(b)          Secretary’s Certificate. The Company shall have delivered to such Noteholder a certificate of its Secretary or Assistant Secretary, dated the date of the Closing, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of this Agreement and (ii) the Company’s organizational documents as then in effect.

MSC Industrial Direct Co., Inc.	Note Purchase Agreement

Section 4.4.          Opinion of Counsel. Such Noteholder shall have received an opinion in form and substance satisfactory to such Noteholder, dated the date of the Closing from Curtis, Mallet-Prevost, Colt & Mosle LLP, counsel for the Company and the Subsidiary Guarantors in a form that is reasonably satisfactory to Noteholders and covering such matters incident to the transactions contemplated hereby as such Noteholder or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Noteholders).

Section 4.5.          Payment of Special Counsel Fees. Without limiting Section 15.1, the Company shall have paid on or before the Closing Date the fees, charges and disbursements of the Noteholders’ special counsel to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

Section 4.6.          Subsidiary Guaranty. Each Subsidiary Guarantor shall have duly authorized, executed and delivered a ratification to the Subsidiary Guaranty attached hereto as Exhibit 4.6 and such Noteholder shall have received a duly executed copy thereof.

Section 4.7.          Amendment Fee. The Company shall have paid to the Noteholders an amendment fee in an aggregate amount equal to $50,000 paid pro rata to each Noteholder in proportion to such Noteholder’s outstanding principal amount of the Notes.

Section 4.8.          Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Noteholder and its special counsel, and such Noteholder and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Noteholder or such special counsel may reasonably request.

Section 5.          Representations and Warranties of the Company.

The Company represents and warrants to each Noteholder that:

Section 5.1.          Organization; Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and to perform the provisions hereof and pursuant to the Notes previously issued hereunder.

MSC Industrial Direct Co., Inc.	Note Purchase Agreement

Section 5.2.          Authorization, Etc. This Agreement has been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3.          Disclosure. This Agreement, the financial statements listed in Schedule 5.5 and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company prior to the Closing Date in connection with the transactions contemplated hereby and identified in Schedule 5.3 (this Agreement and such documents, certificates or other writings and such financial statements delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since the date of the most recent financials delivered pursuant to Section 7.1, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

Section 5.4.          Organization and Ownership of Shares of Subsidiaries; Affiliates. (a) Schedule 5.4 contains (except as noted therein) complete and correct lists of (i) the Company’s Subsidiaries, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, whether such Subsidiary is a Subsidiary Guarantor and whether such Subsidiary is a Restricted or Unrestricted Subsidiary hereunder, (ii) the Company’s Affiliates, other than Subsidiaries, and (iii) the Company’s directors and senior officers.

(b)          All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Company or another Subsidiary free and clear of any Lien that is prohibited by this Agreement.

(c)          Each Subsidiary is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

MSC Industrial Direct Co., Inc.	Note Purchase Agreement

(d)          No Subsidiary is subject to any legal, regulatory, contractual or other restriction (other than the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Restricted Subsidiary.

Section 5.5.          Financial Statements; Material Liabilities. The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of such financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). Other than liabilities under the Material Credit Facility and associated documents, the Company and its Subsidiaries do not have any Material liabilities that are not disclosed in the Disclosure Documents.

Section 5.6.          Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, regulations or by-laws, shareholders agreement or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

Section 5.7.          Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement.

Section 5.8.          [Reserved].

Section 5.9.          [Reserved].

Section 5.10.        [Reserved].

Section 5.11.        [Reserved].

Section 5.12.        [Reserved].

MSC Industrial Direct Co., Inc.	Note Purchase Agreement

Section 5.13.         [Reserved].

Section 5.14.         [Reserved].

Section 5.15.         [Reserved].

Section 5.16.         Foreign Assets Control Regulations, Etc. (a) Neither the Company nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.

(b)          Neither the Company nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(c)          No part of the proceeds from the sale of the Notes hereunder:

  (i)          constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;

  (ii)         will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

  (iii)        will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.

(d)          The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

Section 5.17.         [Reserved].

Section 5.18.         Environmental Matters. (a) Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim and no proceeding has been instituted asserting any claim against the Company or any of its Subsidiaries or any of their respective real properties or other assets now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

MSC Industrial Direct Co., Inc.	Note Purchase Agreement

(b)          Neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)          Neither the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d)          Neither the Company nor any Subsidiary has disposed of any Hazardous Materials in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(e)          All buildings on all real properties now owned, leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 6.          Representations of the Purchasers.

All references to Section 6 in the Note Documents shall be deemed to be references to Exhibit 6 hereto.

Section 6.1           All references to Section 6.1 in the Note Documents shall be deemed to be references to Section 6.1 in Exhibit 6 hereto.

Section 6.2           All references to Section 6.2 in the Note Documents shall be deemed to be references to Section 6.2 in Exhibit 6 hereto.

Section 7.          Information as to Company

Section 7.1.          Financial and Business Information. The Company shall deliver to each holder of a Note that is an Institutional Investor:

(a)          Quarterly Statements — within 45 days (or such shorter period as is the date by which such financial statements are required to be delivered under the Material Credit Facility or the date on which such corresponding financial statements are delivered under the Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

MSC Industrial Direct Co., Inc.	Note Purchase Agreement

(i)          an unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii)         unaudited consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form (excluding changes in shareholders’ equity) the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

(b)          Annual Statements — within 90 days (or such shorter period as is the date by which such financial statements are required to be delivered under the Material Credit Facility or the date on which such corresponding financial statements are delivered under the Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each fiscal year of the Company, duplicate copies of

(i)          a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and

(ii)         consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of Ernst & Young LLP or other independent public accountants of recognized national standing;

(c)          SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice, proxy statement or similar document sent by the Company or any Subsidiary (x) to its creditors under the Material Credit Facility (excluding information sent to such creditors in the ordinary course of administration of a credit facility, such as information relating to pricing and borrowing availability) or (y) to its public Securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;

MSC Industrial Direct Co., Inc.	Note Purchase Agreement

(d)          Notice of Default or Event of Default — promptly, and in any event within ten (10) Business Days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e)          Employee Benefits Matters — promptly, and in any event within 10 days (or within 5 Business Days in the case of clause (ii) or clause (iv) below) after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i)          with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof and which could be reasonably expected to result in the incurrence of any Material liability by the Company or any ERISA Affiliate;

(ii)         the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

(iii)        any event, transaction or condition that could reasonably be expected to result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect; or

(iv)        receipt of notice of the imposition of a Material financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans;

(f)          Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Restricted Subsidiary from any Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and

MSC Industrial Direct Co., Inc.	Note Purchase Agreement

(g)          Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries (including actual copies of the Company’s Form 10-Q and Form 10-K) or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of a Note.

Section 7.2.          Officer’s Certificate. Each set of financial statements delivered to a holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer:

(a)          Covenant Compliance — setting forth the information from such financial statements that is required in order to establish whether the Company was in compliance with the requirements of Section 10 during the quarterly or annual period covered by the financial statements then being furnished (including with respect to each such provision that involves mathematical calculations, the information from such financial statements that is required to perform such calculations) and detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence. In the event that the Company or any Restricted Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 22.2) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election;

(b)          Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Restricted Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and such Senior Financial Officer has obtained no knowledge of the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including any such event or condition resulting from the failure of the Company or any Restricted Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto;

(c)          Subsidiary Guarantors – setting forth a list of all Restricted Subsidiaries that are Subsidiary Guarantors and certifying that each Restricted Subsidiary that is required to be a Subsidiary Guarantor pursuant to Section 9.6 is a Subsidiary Guarantor, in each case, as of the date of such certificate of Senior Financial Officer; and

MSC Industrial Direct Co., Inc.	Note Purchase Agreement

(d)          Unrestricted Subsidiaries - the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Section 7.3.          Visitation. The Company shall permit the representatives of each holder of a Note that is an Institutional Investor:

(a)          No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Restricted Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Restricted Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b)          Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Restricted Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

Section 7.4.          Electronic Delivery. Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by the Company pursuant to Sections 7.1(a), (b) or (c) and Section 7.2 shall be deemed to have been delivered if the Company satisfies any of the following requirements with respect thereto:

(a)          such financial statements satisfying the requirements of Section 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are delivered to each holder of a Note by e-mail at the e-mail address set forth in such holder’s Purchaser Schedule or as communicated from time to time in a separate writing delivered to the Company;

(b)          the Company shall have timely filed such Form 10–Q or Form 10–K, satisfying the requirements of Section 7.1(a) or Section 7.1(b), as the case may be, with the SEC on EDGAR and shall have made such form and (unless the Officer’s Certificate referred to in Section 7.4(a) shall have otherwise been delivered pursuant to and in accordance with this Section 7), the related Officer’s Certificate satisfying the requirements of Section 7.2 available on its home page on the internet, which is located at http://www.mscdirect.com as of the date of this Agreement;

MSC Industrial Direct Co., Inc.	Note Purchase Agreement

(c)          such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate(s) satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are timely posted by or on behalf of the Company on IntraLinks or on any other similar website to which each holder of Notes has free access; or

(d)          the Company shall have timely filed any of the items referred to in Section 7.1(c) with the SEC on EDGAR and shall have made such items available on its home page on the internet or on IntraLinks or on any other similar website to which each holder of Notes has free access;

provided however, that in no case shall access to such financial statements, other information and Officer’s Certificates be conditioned upon any waiver or other agreement or consent (other than confidentiality provisions consistent with Section 20 of this Agreement); provided, that upon request of any holder to receive paper copies of such forms, financial statements, other information and Officer’s Certificates or to receive them by e-mail, the Company will promptly e-mail them or deliver such paper copies, as the case may be, to such holder.

Section 8.          Payment and Prepayment of the Notes.

Section 8.1.          Maturity. As provided therein, the entire unpaid principal balance of each Note shall be due and payable on the respective Maturity Date thereof.

Section 8.2.          Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 10% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 10 days and not more than 60 days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Section 17. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

Section 8.3.          Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

MSC Industrial Direct Co., Inc.	Note Purchase Agreement

Section 8.4.          Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.5.          Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 15 Business Days. If the holders of more than 25% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least 10 Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.6.          Make-Whole Amount.

The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings: “Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

MSC Industrial Direct Co., Inc.	Note Purchase Agreement

“Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (a) .50% plus (b) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (i) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (x) .50% plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1.

MSC Industrial Direct Co., Inc.	Note Purchase Agreement

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 8.7 Change of Control. (a) Notice of Change in Control. The Company will, within ten (10) Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control, give written notice of such Change in Control to each holder of Notes unless notice in respect of such Change in Control shall have been given pursuant to subparagraph (b) of this Section 8.7. If a Change in Control has occurred, such notice shall contain and constitute an offer to prepay Notes of each Series as described in subparagraph (b) of this Section 8.7 and shall be accompanied by the certificate described in subparagraph (e) of this Section 8.7.

(b)          Offer to Prepay Notes. The offer to prepay Notes contemplated by subparagraph (a) of this Section 8.7 shall be an offer to prepay, in accordance with and subject to this Section 8.7, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”). If such Proposed Prepayment Date is in connection with an offer contemplated by subparagraph (a) of this Section 8.7, such date shall be not less than 20 days and not more than 60 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the 45th day after the date of such offer).

(c)          Acceptance; Rejection. A holder of Notes may accept or reject the offer to prepay made pursuant to this Section 8.7 by causing a notice of such acceptance or rejection to be delivered to the Company at least 5 Business Days prior to the Proposed Prepayment Date. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.7, or to accept an offer as to all of the Notes held by such holder, in each case on or before the 5th Business Day preceding the Proposed Prepayment Date, shall be deemed to constitute a rejection of such offer by such holder.

(d)          Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.7 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment and without any Make-Whole Amount. The prepayment shall be made on the Proposed Prepayment Date.

(e)          Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.7 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.7; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; and (v) in reasonable detail, the nature and date or proposed date of the Change in Control.

MSC Industrial Direct Co., Inc.	Note Purchase Agreement

(f)          “Change in Control” Defined. “Change in Control” means (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding the Permitted Investors, shall become, or obtain rights to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of voting stock of the Company representing more than 35% of the combined voting power of the Company’s outstanding voting stock ordinarily having the power to vote for the election of directors of the Company or (ii) the board of directors of the Company shall cease to consist of a majority of Continuing Directors.

Section 8.8           Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, (x) except as set forth in clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of or Make-Whole Amount on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 9.          Affirmative Covenants.

The Company covenants that so long as any of the Notes are outstanding:

Section 9.1.          Compliance with Laws. Without limiting Section 10.2, the Company will, and will cause each of its Restricted Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject (including ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16) and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2.          Maintenance of Properties; Insurance. The Company will, and will cause each of its Restricted Subsidiaries to, keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (b) maintain with financially sound and reputable insurance companies insurance on all of its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or similar business.

MSC Industrial Direct Co., Inc.	Note Purchase Agreement

Section 9.3.          Payment of Taxes and Claims. The Company will, and will cause each of its Restricted Subsidiaries to, file all Material tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Restricted Subsidiary, provided that neither the Company nor any Restricted Subsidiary need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by the Company or such Restricted Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Restricted Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Restricted Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4.          Corporate Existence, Etc. Subject to Section 10.6, the Company will at all times preserve and keep its corporate existence in full force and effect. Subject to Section 10.6, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Restricted Subsidiaries (unless merged into the Company or a wholly-owned Restricted Subsidiary) and all rights and franchises of the Company and its Restricted Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.5.          Books and Records. The Company will, and will cause each of its Restricted Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Restricted Subsidiary, as the case may be, in each case in all material respects. The Company will, and will cause each of its Restricted Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets, in each case in all material respects.

Section 9.6.          Subsidiary Guarantors. (a) The Company will cause each of its Subsidiaries that guarantees or otherwise becomes liable at any time, whether as a borrower or an additional or co-borrower or otherwise, for or in respect of any Indebtedness under the Material Credit Facility to concurrently therewith:

(i)          execute a Subsidiary Guaranty Supplement attached as Annex A to the Subsidiary Guaranty in form and substance satisfactory to the Required Holders providing for the guaranty by such Subsidiary, on a joint and several basis with all other such Subsidiaries, of (x) the prompt payment in full when due of all amounts payable by the Company pursuant to the Notes (whether for principal, interest, Make-Whole Amount or otherwise) and this Agreement, including all indemnities, fees and expenses payable by the Company thereunder and (y) the prompt, full and faithful performance, observance and discharge by the Company of each and every covenant, agreement, undertaking and provision required pursuant to the Notes or this Agreement to be performed, observed or discharged by it (a “Subsidiary Guaranty Supplement”); and

MSC Industrial Direct Co., Inc.	Note Purchase Agreement

(ii)         deliver the following to each holder of a Note:

(A)         an executed counterpart of such Subsidiary Guaranty;

(B)         a certificate signed by an authorized responsible officer of such Subsidiary containing representations and warranties on behalf of such Subsidiary to the same effect, mutatis mutandis, as those contained in Sections 5.1, 5.2, 5.6, 5.7 and 5.16 of this Agreement (but with respect to such Subsidiary and such Subsidiary Guaranty rather than the Company);

(C)         all documents as may be reasonably requested by the Required Holders to evidence the due organization, continuing existence and, where applicable, good standing of such Subsidiary and the due authorization by all requisite action on the part of such Subsidiary of the execution and delivery of such Subsidiary Guaranty and the performance by such Subsidiary of its obligations thereunder; and

(D)         if requested, an opinion of counsel reasonably satisfactory to the Required Holders covering such matters relating to such Subsidiary and such Subsidiary Guaranty as the Required Holders may reasonably request.

(b)          At the election of the Company and by written notice to each holder of Notes, any Subsidiary Guarantor that has provided a Subsidiary Guaranty under subparagraph (a) of this Section 9.6 may be discharged from all of its obligations and liabilities under its Subsidiary Guaranty and shall be automatically released from its obligations thereunder without the need for the execution or delivery of any other document by the holders, provided that (i) if such Subsidiary Guarantor is a guarantor or is otherwise liable for or in respect of the Material Credit Facility, then such Subsidiary Guarantor has been released and discharged (or will be released and discharged concurrently with the release of the Subsidiary Guarantor under its Subsidiary Guaranty) under the Material Credit Facility, (ii) at the time of, and after giving effect to, such release and discharge, no Default or Event of Default shall be existing, (iii) no amount is then due and payable under such Subsidiary Guaranty, (iv) if in connection with such Subsidiary Guarantor being released and discharged under the Material Credit Facility, any fee or other form of consideration is given to any holder of Indebtedness under the Material Credit Facility for such release, the holders of the Notes shall receive equivalent consideration substantially concurrently therewith and (v) each holder shall have received a certificate of a Responsible Officer certifying as to the matters set forth in clauses (i) through (iv). In the event of any such release, for purposes of Section 10.6 and the definition of “Priority Debt”, all Indebtedness of such Subsidiary shall be deemed to have been incurred concurrently with such release.

MSC Industrial Direct Co., Inc.	Note Purchase Agreement

Section 9.7.          Designation of Subsidiaries. Subject at all times to the provisions of Section 10.3(c), by action of its board of directors, the Company may at any time designate any Restricted Subsidiary or any newly created or acquired Subsidiary of the Company as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary (each a “Designated Subsidiary”); provided that (i) immediately before and after such designation on a pro forma basis, no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Company shall be in compliance, on a pro forma basis, with the financial covenants set forth in Section 10.3, (iii) in the case of any Unrestricted Designation, immediately after giving effect to such designation, (x) the remainder of (A) Consolidated EBITDA as of the last day of the most recently completed fiscal quarter for the Reference Period ending on such day after subtracting (B) the portion, if any, of such Consolidated EBITDA attributable to such Designated Subsidiary, is not less than (y) 85% of Consolidated EBITDA, determined as of the last day of the most recently completed fiscal quarter for the Reference Period ending on such day (and in the case of a newly created or acquired Subsidiary designated as an Unrestricted Subsidiary, such calculation of Consolidated EBITDA shall include such new Subsidiary on a pro forma basis as if such new Subsidiary were a Restricted Subsidiary for such period), (iv) the Company shall have delivered to the holders of Notes a certificate of a Responsible Officer certifying as to the satisfaction of the conditions in clauses (i), (ii) and (iii) above and setting forth in reasonable detail the calculations necessary to determine compliance with the condition in clauses (ii) and (iii) above, (v) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated as an Unrestricted Subsidiary and (vi) no Subsidiary of an Unrestricted Subsidiary may be a Restricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Company therein at the date of designation in an amount equal to the fair market value of the Company’s or its Restricted Subsidiary’s (as applicable) Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (a) the incurrence at the time of such designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (b) a return on any Investment by the Company in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Company’s or its Restricted Subsidiary’s (as applicable) Investment in such Subsidiary.

Section 10.         Negative Covenants.

The Company covenants that so long as any of the Notes are outstanding:

Section 10.1.          Line of Business. The Company will not and will not permit any Restricted Subsidiary to engage in any business if, as a result, the general nature of the business in which the Company and its Restricted Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Restricted Subsidiaries, taken as a whole, are engaged on the date of this Agreement.

Section 10.2.          Economic Sanctions, Etc. The Company will not, and will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder or any affiliate of such holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.

MSC Industrial Direct Co., Inc.	Note Purchase Agreement

Section 10.3.          Financial Covenants.

(a)          Consolidated Leverage Ratio. As of the last day of each fiscal quarter, the Company will not permit the Consolidated Leverage Ratio for the Reference Period ending on such day to exceed 3.00 to 1.00; provided that, in the event that (i) the Company or any of its Restricted Subsidiaries completes a Material Acquisition and (ii) on or prior to the date of the consummation of such Material Acquisition, the Company delivers written notice to the holders of Notes of its intention to (A) consummate such Material Acquisition and (B) activate a Leverage Ratio Step-Up in connection therewith (any such written notice, a “Leverage Ratio Step-Up Notice”), the Consolidated Leverage Ratio set forth above shall be temporarily increased to 3.50 to 1.00 for four consecutive fiscal quarters, commencing with the fiscal quarter in which such Material Acquisition occurs (each such temporary increase, a “Leverage Ratio Step-Up Period”); provided that (i) the Company shall not deliver more than one Leverage Ratio Step-Up Notice during any period of eight consecutive fiscal quarters (and any Leverage Ratio Step-Up Notice delivered in violation of this proviso shall be deemed to be null and void), (ii) the Company shall not deliver more than three separate Leverage Ratio Step-Up Notices during the term of this Agreement (and any Leverage Ratio Step-Up Notice delivered in violation of this proviso shall be deemed to be null and void) and (iii) the Company shall be obligated to pay an additional 0.50% of interest on each Note during the Leverage Ratio Step-Up Period (the “Step-Up Interest”). For avoidance of doubt, no Step-Up Interest will be used in calculating any Make-Whole Amount.

(b)          Consolidated Interest Coverage Ratio. As of the last day of each fiscal quarter, the Company will not permit the Consolidated Interest Coverage Ratio for the Reference Period ending on such day to be less than 3.00 to 1.00.

(c)          Restricted Group EBITDA for Original Entities. As of the last day of each fiscal quarter, the Company will not permit Consolidated EBITDA attributable to Original Entities to be less than 85% of the sum of (i) Consolidated EBITDA attributable to Original Entities plus (ii) all adjustments to or exclusions from Consolidated EBITDA attributable to Unrestricted Subsidiaries which are Original Entities.

Section 10.4.          Indebtedness. The Company will not and will not permit any Restricted Subsidiary to:

(a)          create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness of the Company or any Subsidiary Guarantor if, after giving effect thereto, on a pro forma basis, the Company would not be in compliance with Section 10.3(a) as of the last day of the immediately preceding fiscal quarter for which financial statements have been delivered pursuant to Section 7.1(a) and Section 7.1(b); provided that (i) if such Indebtedness is incurred in connection with a Material Acquisition permitted under this Agreement, for purposes of complying with the Consolidated Leverage Ratio in Section 10.3(a), (x) Consolidated EBITDA of the Company and its Restricted Subsidiaries shall be calculated on a pro forma basis to give effect to such acquisition in the manner set forth in clause (ii) of the definition of “Consolidated EBITDA” hereunder and (y) if the Company has delivered a Leverage Ratio Step-Up Notice in connection with such Material Acquisition in accordance with Section 10.3(a) above, the maximum Consolidated Leverage Ratio for purposes of such compliance shall be 3.50 to 1.00 and and (ii) subject to Section 10.8(g), the Company and the Subsidiary Guarantors shall be permitted to create, issue, incur, assume, become liable in respect of and suffer to exist Indebtedness owing to the Company or any Subsidiary of the Company.

MSC Industrial Direct Co., Inc.	Note Purchase Agreement

(b)          create, issue, assume, become liable in respect of or suffer to exist any Priority Debt, except:

(i)          Indebtedness incurred in connection with Securitizations permitted by Section 10.7;

(ii)         subject to Section 10.8(g), (A) Indebtedness of the Company or any Subsidiary Guarantor owing to the Company or any Subsidiary of the Company, (B) Indebtedness of any Restricted Subsidiary that is not a Guarantor owing to the Company or any Subsidiary Guarantor and (C) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor owing to any other Restricted Subsidiary that is not a Subsidiary Guarantor; and

(iii)        other Priority Debt, provided that, at the time of creation, issuance, incurrence, assumption, becoming liable in respect thereof or existence thereof and after giving effect thereto, the sum of (x) the aggregate amount of Priority Debt (other than Priority Debt permitted by clauses (i) and (ii) of this Section 10.4(b)) then outstanding plus (y) the aggregate amount of Investments made pursuant to Section 10.8(g) by the Company and the Subsidiary Guarantors in Restricted Subsidiaries that are not Subsidiary Guarantors plus (z) the aggregate amount of Investments made pursuant to Section 10.8(g) by the Company and the Restricted Subsidiaries in Unrestricted Subsidiaries does not exceed the greater of $500,000,000 and 20% of Consolidated Tangible Assets as of the last day of the immediately preceding fiscal quarter for which financial statements have been delivered pursuant to Section 7.1.

Section 10.5.          Liens. The Company will not, and will not permit any Restricted Subsidiary, to create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a)          Liens for taxes or other governmental charges or assessments not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Company or its Restricted Subsidiaries, as the case may be, in conformity with GAAP;

(b)          carriers’, warehousemen’s, mechanics’, materialmen’s, landlord’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

MSC Industrial Direct Co., Inc.	Note Purchase Agreement

(c)          pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)          deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, obligations in favor of utility companies, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)          easements, rights-of-way, restrictions, defects and irregularities in title and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(f)          Liens in existence on the date hereof listed on Schedule 10.5, provided that no such Lien is spread to cover any additional property after the date hereof and that the amount of Indebtedness secured thereby is not increased above the original principal amount thereof;

(g)          Liens securing Indebtedness of the Company or any Restricted Subsidiary (including, without limitation, Capital Lease Obligations) permitted under Section 10.4(a) to finance the acquisition, construction or improvement of fixed or capital assets or to secure the purchase price of fixed or capital assets, provided that (i) such Liens shall be created within 90 days of the acquisition, construction or improvement of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than such fixed or capital assets and (iii) the amount of Indebtedness or purchase price obligation secured thereby is not increased above the original principal amount thereof;

(h)          any interest or title of a lessor under any lease entered into by the Company or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased, and licenses and sublicenses granted by the Company or any Restricted Subsidiary in the ordinary course of business;

(i)          Liens in favor of the holders of the Notes under the Note Documents;

(j)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(k)          Liens in favor of collecting banks arising by operation of law under the Uniform Commercial Code covering only the items being collected upon and Liens (including the right of set-off) in favor of a bank or other depository institution arising in the ordinary course of business as a matter of law encumbering deposits;

(l)          Liens arising from the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignments of goods;

MSC Industrial Direct Co., Inc.	Note Purchase Agreement

(m)          Liens arising out of conditional sale, title retention, consignment or similar arrangements for sales of goods (including Article 2 of the UCC), and Liens that are contractual rights of set-off relating to purchase orders and other similar agreements, in each case entered into in the ordinary course of business;

(n)          Liens created pursuant to attachment, garnishee orders or other process in connection with pre-judgment court proceedings, and Liens securing judgments for the payment of money not constituting an Event of Default under Section 11(j);

(o)          Liens on assets subject to, and incurred under, merger agreements, stock or asset purchase agreements and similar purchase agreements in respect of the Disposition of such assets by the Company or its Restricted Subsidiaries in a Disposition permitted hereunder;

(p)          Liens on any asset at the time the Company or any of its Restricted Subsidiaries acquired such asset and Liens on the assets of a Person existing at the time such Person was acquired by the Company or any of its Restricted Subsidiaries, including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries; subject to the condition that (i) any such Lien may not extend to any other asset of the Company or any of its Restricted Subsidiaries; and (ii) any such Lien shall not have been created in contemplation of or in connection with the transaction or series of transactions pursuant to which such asset or Person was acquired by the Company or any of its Restricted Subsidiaries;

(q)          Liens on Securitization Assets in connection with Securitizations permitted by Section 10.7;

(r)          Liens securing Priority Debt permitted to be incurred by Section 10.4(b) provided, that such Liens incurred pursuant to this Section 10.5(r) shall not secure any Indebtedness outstanding under or pursuant to the Material Credit Facility unless and until the Notes (and any guaranty delivered in connection therewith) shall concurrently be secured equally and ratably with such Indebtedness pursuant to documentation reasonably acceptable to the Required Holders in substance and in form, including an intercreditor agreement and opinions of counsel to the Company and/or any such Restricted Subsidiary, as the case may be, from counsel that is reasonably acceptable to the Required Holders;

(s)          Liens that secure Swap Agreements to which the Company or any Restricted Subsidiary is a party, provided that the aggregate fair market value of all assets subject to such Liens does not at any time exceed $30,000,000 in the aggregate; and

(t)          Liens not otherwise permitted under this Section 10.5, provided that the aggregate fair market value of all assets subject to such Liens does not at any time exceed $30,000,000 in the aggregate, and, provided, that such Liens incurred pursuant to this Section 10.5(t) shall not secure any Indebtedness outstanding under or pursuant to the Material Credit Facility unless and until the Notes (and any guaranty delivered in connection therewith) shall concurrently be secured equally and ratably with such Indebtedness pursuant to documentation reasonably acceptable to the Required Holders in substance and in form, including an intercreditor agreement and opinions of counsel to the Company and/or any such Restricted Subsidiary, as the case may be, from counsel that is reasonably acceptable to the Required Holders.

MSC Industrial Direct Co., Inc.	Note Purchase Agreement

Section 10.6.          Fundamental Changes. The Company will not, and will not permit any Restricted Subsidiary, to enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a)          (i) any Subsidiary of the Company may be merged or consolidated with or into the Company (provided that the Company shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor (provided that a Subsidiary Guarantor shall be the continuing or surviving corporation), (ii) any Restricted Subsidiary that is not a Subsidiary Guarantor may be merged or consolidated with or into any other Restricted Subsidiary of the Company that is not a Subsidiary Guarantor and (iii) any Unrestricted Subsidiary may be merged or consolidated with or into any Restricted Subsidiary that is not a Subsidiary Guarantor (provided that the Restricted Subsidiary shall be the continuing or surviving corporation);

(b)          (i) any Subsidiary of the Company may Dispose of any or all of its assets (A) to the Company or any Subsidiary Guarantor (upon voluntary liquidation or otherwise) or (B) pursuant to a Disposition permitted by Section 10.7 and (ii) any Restricted Subsidiary that is not a Subsidiary Guarantor may Dispose of any or all of its assets to any other Restricted Subsidiary that is not a Subsidiary Guarantor;

(c)          any Disposition permitted by Section 10.7 may be effected through a merger, consolidation or amalgamation;

(d)          any Investment expressly permitted by Section 10.8 may be effected through a merger, consolidation or amalgamation; and

(e)          any Restricted Subsidiary (other than a Subsidiary Guarantor) may liquidate, wind up or dissolve if the Company determines in good faith that such liquidation, winding-up or dissolution is in the best interest of the Company and is not materially disadvantageous to the holders of the Notes;

provided that immediately before and immediately after giving effect to any transaction or series of transactions permitted by this Section 10.6, no Default or Event of Default shall have occurred or be continuing

MSC Industrial Direct Co., Inc.	Note Purchase Agreement

Section 10.7.          Disposition of Property. The Company will not, and will not permit any Restricted Subsidiary, to dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)            the Disposition of obsolete or worn out property in the ordinary course of business;

(b)            the sale of inventory in the ordinary course of business;

(c)            Dispositions permitted by clauses (i)(A) and (ii) of Section 10.6(b);

(d)            the sale or issuance of any Restricted Subsidiary’s Capital Stock to the Company or any Subsidiary Guarantor;

(e)            sales of Securitization Assets in Securitizations, provided that (i) each such Securitization is effected on market terms as reasonably determined by the management of the Company and (ii) the aggregate amount of Third Party Interests in respect of all such Securitizations does not exceed $100,000,000 at any time outstanding;

(f)             a sale-leaseback by the Company or its Restricted Subsidiaries of fixed assets for fair market value in a transaction not otherwise prohibited hereunder, provided that (x) such assets were first acquired by the Company or its Restricted Subsidiaries no earlier than 180 days prior to the date of such sale-leaseback and (y) the fair market value of assets Disposed of pursuant to this paragraph (f) shall not exceed $10,000,000 in the aggregate in any fiscal year;

(g)            the payment of cash dividends to the holders of the Company’s outstanding Capital Stock and the payment of cash dividends to the holders of any Restricted Subsidiary’s outstanding Capital Stock on a pro rata basis;

(h)            Dispositions of Cash Equivalents and marketable securities for a purchase price that is not less than fair market value of the Investments being sold in connection with the cash management operations of the Company and its Restricted Subsidiaries in the ordinary course of business;

(i)             the sale or issuance of the Company’s or any Restricted Subsidiary’s Capital Stock under compensation arrangements and employee benefits plans approved by the board of directors of the Company or such Restricted Subsidiary;

(j)             Dispositions of property by any Restricted Subsidiary that is not a Subsidiary Guarantor to any other Restricted Subsidiary that is not a Subsidiary Guarantor;

(k)            Dispositions of property by the Company or any Restricted Subsidiary to the Company or any Subsidiary Guarantor; and

MSC Industrial Direct Co., Inc.	Note Purchase Agreement

(l)          the Disposition of other property, provided that, at the time of such Disposition, the fair market value of the property so Disposed, together with the fair market value of all other property Disposed under this Section 10.7(l) during such fiscal year of the Company, shall not exceed 25% of Consolidated Tangible Assets (determined as of the last day of the immediately preceding fiscal quarter for which financial statements have been delivered pursuant to Section 7.1).

Section 10.8.          Investments. The Company will not, and will not permit any Restricted Subsidiary, to make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)          extensions of trade credit in the ordinary course of business;

(b)          Investments in Cash Equivalents;

(c)          Guarantee Obligations permitted by Section 10.4;

(d)          Investments consisting of Sellers’ Retained Interests in Securitizations permitted by Section 10.7;

(e)          Investments listed in Schedule 10.8 committed on the date hereof;

(f)          Investments received by the Company or any of its Restricted Subsidiaries in connection with the bankruptcy or reorganization of customers and suppliers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(g)          Investments by the Company or its Restricted Subsidiaries in the Company or any of its Subsidiaries; provided that, (i) the sum of (x) the aggregate amount of Investments made pursuant to this clause (g) by the Company and the Subsidiary Guarantors in Restricted Subsidiaries that are not Subsidiary Guarantors plus (y) the aggregate amount of Investments made pursuant to this clause (g) by the Company and its Restricted Subsidiaries in Unrestricted Subsidiaries plus (z) the aggregate amount of Priority Debt created, issued assumed or incurred by the Company or its Restricted Subsidiaries pursuant to Section 10.4(b)(iii) does not exceed the greater of $500,000,000 and 20% of Consolidated Tangible Assets as of the last day of the immediately preceding fiscal quarter for which financial statements have been delivered pursuant to Section 7.1 and (ii) such Investments pursuant to this clause (g) by the Company and the Subsidiary Guarantors in Restricted Subsidiaries that are not Subsidiary Guarantors and such Investments pursuant to this clause (g) by the Company and its Restricted Subsidiaries in Unrestricted Subsidiaries may only be made so long as no Default or Event of Default shall then exist or would exist after giving effect thereto; provided, further, that sum of (i) the aggregate principal amount of Indebtedness of the Unrestricted Subsidiaries outstanding at any time with respect to which the Company and its Restricted Subsidiaries have Guarantee Obligations that were incurred pursuant to this clause (g) plus (ii) the aggregate principal amount of Indebtedness of the Unrestricted Subsidiaries outstanding at such time with respect to which Company and its Restricted Subsidiaries have Guarantee Obligations that were incurred pursuant to Section 10.8(i) does not exceed $300,000,000;

MSC Industrial Direct Co., Inc.	Note Purchase Agreement

(h)          Investments consisting of loans to employees and officers for travel, housing, relocation and other similar expenses incurred in the ordinary course of business not to exceed $5,000,000 at any time outstanding (so long as such loans do not violate the Sarbanes-Oxley Act of 2002 or any other Requirement of Law); and

(i)          other Investments, provided that (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) the Company shall be in compliance with the covenants set forth in Section 10.3 as of the last day of the immediately preceding fiscal quarter for which financial statements have been delivered pursuant to Section 7.1 after giving effect, on a pro forma basis, to such Investment as if it had occurred on the first day of the relevant period and (iii) in the case of Investments in excess of $100,000,000, the Company shall have delivered to the holders of the Notes a certificate of a Responsible Officer certifying the satisfaction of the foregoing conditions and setting forth in reasonable detail the calculations necessary to determine compliance with clause (ii) above and (iv) the sum of (A) the aggregate principal amount of Indebtedness of the Unrestricted Subsidiaries outstanding at such time with respect to which the Company and its Restricted Subsidiaries have Guarantee Obligations that were incurred pursuant to this clause (i) plus (B) the aggregate principal amount of Indebtedness of the Unrestricted Subsidiaries outstanding at such time with respect to which the Company and its Restricted Subsidiaries have Guarantee Obligations that were incurred pursuant to Section 10.8(g) does not exceed $300,000,000.

Section 10.9.          Transactions with Affiliates. The Company will not, and will not permit any Restricted Subsidiary, to enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Company or any Subsidiary Guarantor) unless such transaction is (a)(i) not otherwise prohibited hereunder and (ii) upon fair and reasonable terms no less favorable to the relevant Group Member than it could obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; (b) disclosed or reflected on Schedule 10.9, (c) compensation arrangements, indemnification agreements and employee benefits plans for officers and directors duly approved by the board of directors of the Company or such Restricted Subsidiary, or (d) in connection with transactions made in accordance with Section 10.6 or  10.8, provided that this Section 10.9 shall not prohibit any sale of Securitization Assets and other transactions effected as part of Securitizations permitted by Section 10.7.

Section 10.10.         Changes in Fiscal Periods. The Company will not, and will not permit any Restricted Subsidiary to, except as may be required by GAAP, permit the fiscal year of the Company to end on a day other than the Saturday closest to August 31 or change the Company’s method of determining fiscal quarters except, in each case, where (i) the Company has given not less than six (6) months prior written notice to each holder of Notes of any change of the foregoing, and (ii) at the time of any such change and immediately after giving effect thereto, no Default or Event of Default has occurred and is continuing (it being understood that, if any such change shall cause any fiscal year to be shorter or longer than 12 months or any fiscal quarter to be shorter or longer than three months, any monetary limitations per fiscal year or per fiscal quarter, as applicable, set forth in this Agreement shall be adjusted ratably for such shorter or longer period).

MSC Industrial Direct Co., Inc.	Note Purchase Agreement

Section 10.11.         Clauses Restricting Subsidiary Distributions. The Company will not, and will not permit any Restricted Subsidiary, to enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Company or any other Restricted Subsidiary of the Company, (b) make loans or advances to, or other Investments in, the Company or any other Restricted Subsidiary of the Company or (c) transfer any of its assets to the Company or any other Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Note Documents, (ii) any restrictions or conditions imposed by any law, rule, regulation, ordinance, order, code, interpretation, judgment, decree, directive, guidelines, policy or similar form of decision of any Governmental Authority, (iii) customary restrictions and conditions contained in licenses, leases and franchise agreements, (iv) restrictions or conditions in respect of transfers or distributions affecting property or assets subject to a Lien permitted under Section 10.5, (v) restrictions or conditions contained in instruments and agreements evidencing Indebtedness for borrowed money permitted to be incurred under Section 10.4, that are taken as a whole no more restrictive than such restrictions and conditions contained in this Agreement, (vi) restrictions or conditions contained in (A) any joint venture agreements, partnership agreements and other agreements relating to any Joint Venture, provided such restrictions or conditions apply only to the assets or property owned by such Joint Venture or (B) any instruments or agreements evidencing third party Indebtedness for borrowed money incurred by any Joint Venture, provided that such restrictions apply only to the assets or property owned by such Joint Venture and such Indebtedness is not otherwise prohibited by this Agreement, (vii) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary and (viii) customary restrictions contained in any documents relating to any Securitizations, provided such restrictions only apply to the applicable Securitization Vehicle and its assets or the Securitization Assets.

Section 11.         Events of Default.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)          the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

MSC Industrial Direct Co., Inc.	Note Purchase Agreement

(b)          the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c)          the Company defaults in the performance of or compliance with any term contained in Section 7.1(d), Section 9.5 (with respect to the Company only) or Section 10; or

(d)          the Company or any Subsidiary Guarantor defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) or in any Subsidiary Guaranty and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e)          (i) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or any certificate, document or financial statement or writing furnished under or in connection with this Agreement proves to have been false or incorrect in any material respect on the date as of which made, or (ii) any representation or warranty made in writing by or on behalf of any Subsidiary Guarantor or by any officer of such Subsidiary Guarantor in any Subsidiary Guaranty or any writing furnished in connection with such Subsidiary Guaranty proves to have been false or incorrect in any material respect on the date as of which made; or

(f)          (i) the Company or any Restricted Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $50,000,000 (or its equivalent in the relevant currency of payment) beyond any period of grace provided with respect thereto, or (ii) the Company or any Restricted Subsidiary is in default in the performance of or compliance with any agreement or instrument evidencing Indebtedness in an aggregate outstanding principal amount of at least $50,000,000 (or its equivalent in the relevant currency of payment) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than (1) the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests or (2) any payment or prepayment of Indebtedness of a Person required as a result of (A) the acquisition of such Person (or of all or substantially all of the property of such Person) by the Company or any Restricted Subsidiary or (B) a due on sale provision becoming applicable in connection with a disposition by the Company or a Restricted Subsidiary, provided, that, in each case, (i) such payment or prepayment is consummated within 30 days after such acquisition or disposition and (ii) at the time of such payment or prepayment and immediately after giving effect thereto, no Default or Event of Default otherwise exists hereunder), (x) the Company or any Restricted Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $50,000,000 (or its equivalent in the relevant currency of payment), or (y) one or more Persons have the right to require the Company or any Restricted Subsidiary so to purchase or repay such Indebtedness; or

MSC Industrial Direct Co., Inc.	Note Purchase Agreement

(g)          the Company or any Restricted Subsidiary (excluding any Immaterial Restricted Subsidiary that is not a Subsidiary Guarantor) (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h)          a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Restricted Subsidiaries (excluding any Immaterial Restricted Subsidiary that is not a Subsidiary Guarantor), a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property and such order shall not be dismissed within 60 days, or an order constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Restricted Subsidiaries (excluding any Immaterial Restricted Subsidiary that is not a Subsidiary Guarantor), or any such petition shall be filed against the Company or any of its Restricted Subsidiaries (excluding any Immaterial Restricted Subsidiary that is not a Subsidiary Guarantor) and such petition shall not be dismissed within 60 days; or

(i)          any event occurs with respect to the Company or any Restricted Subsidiary (excluding any Immaterial Restricted that is not a Subsidiary Guarantor) which under the laws of any jurisdiction is analogous to any of the events described in Section 11(g) or Section 11(h), provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 11(g) or Section 11(h); or

(j)          one or more final judgments or orders for the payment of money aggregating in excess of $50,000,000 (or its equivalent in the relevant currency of payment), including any such final order enforcing a binding arbitration decision, are rendered against one or more of the Company and its Restricted Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

MSC Industrial Direct Co., Inc.	Note Purchase Agreement

(k)          if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) there is any “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under one or more Plans, determined in accordance with Title IV of ERISA, (iv) the aggregate present value of accrued benefit liabilities under all funded Non-U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans allocable to such liabilities, (v) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (vi) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, (vii) the Company or any Restricted Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Restricted Subsidiary thereunder, (viii) the Company or any Restricted Subsidiary fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up, or (ix) the Company or any Restricted Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans; and any such event or events described in clauses (i) through (ix) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect. As used in this Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA; or

(l)          except as a result of a transaction expressly permitted by this Agreement, any Subsidiary Guaranty shall cease to be in full force and effect, any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor shall contest in any manner the validity, binding nature or enforceability of any Subsidiary Guaranty, or the obligations of any Subsidiary Guarantor under any Subsidiary Guaranty are not or cease to be legal, valid, binding and enforceable in accordance with the terms of such Subsidiary Guaranty.

Section 12.         Remedies on Default, Etc.

Section 12.1.          Acceleration. (a) If an Event of Default with respect to the Company described in Section 11(g), (h) or (i) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

MSC Industrial Direct Co., Inc.	Note Purchase Agreement

(b)          If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c)          If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2.          Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note or Subsidiary Guaranty, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3.          Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

MSC Industrial Direct Co., Inc.	Note Purchase Agreement

Section 12.4.          No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, any Subsidiary Guaranty or any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including reasonable attorneys’ fees, expenses and disbursements.

Section 13.         Registration; Exchange; Substitution of Notes.

Section 13.1.          Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement, except as otherwise provided in Section 14.3. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2.          Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within 10 Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes of the same Series (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Schedule 1-A, Schedule 1-B or Schedule 1-C, as appropriate. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes of a Series, one Note of such Series may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

MSC Industrial Direct Co., Inc.	Note Purchase Agreement

Section 13.3.          Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)          in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $100,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)          in the case of mutilation, upon surrender and cancellation thereof,

within 10 Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same Series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Section 14.         Payments on Notes.

Section 14.1.          Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of Chase Bank NA in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2.          Payment by Wire Transfer. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, but subject to Section 14.3, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in the Purchaser Schedule, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. Subject to Section 14.3, the Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

MSC Industrial Direct Co., Inc.	Note Purchase Agreement

Section 14.3.          Withholding Tax. By acceptance of any Note, the holder of such Note (including any Substitute Purchaser, successor or assignee), agrees that such holder (including any Substitute Purchaser, successor or assignee) is the beneficial owner or a nominee of the beneficial owner (each such beneficial owner, a “Beneficial Owner”) of all payments under such Note and will prior to the Closing (or prior to becoming a Substitute Purchaser, successor or assignee) duly complete and deliver (or, in the case of a nominee, cause the Beneficial Owner to duly complete and deliver) to the Company, or to such other Person as may be reasonably requested by the Company from time to time, such Beneficial Owner’s United States tax identification number on Internal Revenue Service Form W-9 or other Forms reasonably requested by the Company necessary to establish such Beneficial Owner’s status as a United States Person under the Code and the Treasury regulations thereunder and as may otherwise be necessary for the Company to comply with its obligations under the Code and the Treasury regulations thereunder. If the Beneficial Owner (or its nominee) is unable or fails to provide the documents described in the preceding sentence, the Company shall have the right to deduct any withholding tax required by law from any payment made under such Note, provided that, if the Beneficial Owner (or its nominee) provides additional documentation satisfactory to the Company that such payment is entitled to a reduced or zero withholding tax rate the Company may deduct at such reduced or zero rate. Any withholding tax deducted by the Company pursuant to this Section 14.3 shall be deemed to have been paid to the holder in full satisfaction of the Company’s payment obligations under such Note and Section 14.2.

Section 15.         Expenses, Etc.

Section 15.1.          Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, any Subsidiary Guaranty or the Notes (whether or not such amendment, waiver or consent becomes effective), including: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, any Subsidiary Guaranty or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, any Subsidiary Guaranty or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Restricted Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and any Subsidiary Guaranty and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $3,500 per Series of Note. If required by the NAIC, the Company shall obtain and maintain at its own cost and expense a Legal Entity Identifier (LEI).

MSC Industrial Direct Co., Inc.	Note Purchase Agreement

The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes), (ii) any and all wire transfer fees that any bank or other financial institution deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note and (iii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company.

Section 15.2.          Certain Taxes. The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement or any Subsidiary Guaranty or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or any other jurisdiction where the Company or any Subsidiary Guarantor has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement or any Subsidiary Guaranty or of any of the Notes, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 15, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder.

Section 15.3.          Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, any Subsidiary Guaranty or the Notes, and the termination of this Agreement.

Section 16.         Survival of Representations and Warranties; Entire Agreement.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Notes and any Subsidiary Guaranties embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

MSC Industrial Direct Co., Inc.	Note Purchase Agreement

Section 17.         Amendment and Waiver.

Section 17.1.          Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that:

(a)          no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing;

(b)           no amendment or waiver may, without the written consent of each Purchaser and the holder of each Note at the time outstanding, (i) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the Make-Whole Amount, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver, or (iii) amend any of Sections 8 (except as set forth in the second sentence of Section 8.2 and Section 17.1(c)), 11(a), 11(b), 12, 17 or 20; and

(c)          Section 8.5 may be amended or waived to permit offers to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions only with the written consent of the Company and the Super-Majority Holders.

Section 17.2.          Solicitation of Holders of Notes.

(a)          Solicitation. The Company will provide each holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes or any Subsidiary Guaranty. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17 or any Subsidiary Guaranty to each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b)          Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of a Note as consideration for or as an inducement to the entering into by such holder of any waiver or amendment of any of the terms and provisions hereof or of any Subsidiary Guaranty or any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of a Note even if such holder did not consent to such waiver or amendment.

MSC Industrial Direct Co., Inc.	Note Purchase Agreement

(c)          Consent in Contemplation of Transfer. Any consent given pursuant to this Section 17 or any Subsidiary Guaranty by a holder of a Note that has transferred or has agreed to transfer its Note to (i) the Company, (ii) any Restricted Subsidiary or any other Affiliate or (iii) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with the Company and/or any of its Affiliates (either pursuant to a waiver under Section 17.1(c) or subsequent to Section 8.5 having been amended pursuant to Section 17.1(c)), in each case in connection with such consent, shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

Section 17.3.          Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 or any Subsidiary Guaranty applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and any holder of a Note and no delay in exercising any rights hereunder or under any Note or Subsidiary Guaranty shall operate as a waiver of any rights of any holder of such Note.

Section 17.4.          Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, any Subsidiary Guaranty or the Notes, or have directed the taking of any action provided herein or in any Subsidiary Guaranty or the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

Section 18.         Notices.

Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by fax if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by an internationally recognized overnight delivery service (charges prepaid). Any such notice must be sent:

(i)          if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in the Purchaser Schedule, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

MSC Industrial Direct Co., Inc.	Note Purchase Agreement

(ii)         if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii)        if to the Company, to the Company at its address set forth at the beginning hereof to the attention of General Counsel, Fax: (516) 812-1175, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

Section 19.         Reproduction of Documents.

This Agreement and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

MSC Industrial Direct Co., Inc.	Note Purchase Agreement

Section 20.         Confidential Information.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified as being confidential information of the Company or such Subsidiary when received by such Purchaser (or is readily apparent as being confidential information of the Company or such Subsidiary) provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or any third party which is bound by a confidentiality agreement in respect of such information and such Purchaser knows such disclosure is a breach of such confidentiality agreement of such third party or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (v) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement or any Subsidiary Guaranty. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 20.

In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.

Section 21.         Substitution of Purchaser.

Subject to Section 14.3, each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

MSC Industrial Direct Co., Inc.	Note Purchase Agreement

Section 22.         Miscellaneous.

Section 22.1.          Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) whether so expressed or not, except that, subject to Section 10.6, the Company may not assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 22.2.          Accounting Terms. Except as otherwise expressly provided herein, all accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with this Agreement (including Section 9, Section 10 and the definition of “Indebtedness”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

If the Company notifies the holders of the Notes that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Required Holders notify the Company that the Required Holders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided, further that for purposes of calculating the ratios, requirements or covenants under this Agreement, any obligations of a Person under a lease (whether existing on the date of Closing or entered into thereafter) that is not (or would not be) required to be classified and accounted for as a Capital Lease Obligation on a balance sheet of such Person prepared in accordance with GAAP as in effect on the date of Closing shall not be treated as a Capital Lease Obligation or Indebtedness pursuant to this Agreement solely as a result of (x) the adoption of changes in GAAP after the date of Closing (including, for the avoidance of doubt, any changes in GAAP as set forth in the FASB Accounting Standards Update 2016-2 Leases (Topic 842) issued in February 2016), or (y) changes in the application of GAAP after the date of Closing (including, for the avoidance of doubt, any changes in GAAP as set forth in the FASB Accounting Standards Update 2016-2 Leases (Topic 842) issued in February 2016).

MSC Industrial Direct Co., Inc.	Note Purchase Agreement

Section 22.3.          Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.4.          Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 13, (b) subject to Section 22.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 22.5.          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 22.6.          Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

MSC Industrial Direct Co., Inc.	Note Purchase Agreement

Section 22.7.          Jurisdiction and Process; Waiver of Jury Trial. (a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)          The Company agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c)          The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.7(a) by mailing a copy thereof by registered, certified, priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(d)          Nothing in this Section 22.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e)          The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

Section 22.8.          Transaction References. The Company agrees that each of NYL Investors LLC, the Purchasers and their respective Affiliates may (a) refer to the identity of the Company and the aggregate principal amount of the Notes on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (b) display the Company’s corporate logo in conjunction with any such reference.

*    *    *    *    *

MSC Industrial Direct Co., Inc.	Note Purchase Agreement

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

MSC Industrial Direct Co., Inc.

By	/s/ Rustom Jilla
	Name:	Rustom Jilla
	Title:	Executive Vice President and Chief Financial Officer

MSC Industrial Direct Co., Inc.	Note Purchase Agreement

This Agreement is hereby

accepted and agreed to as

of the date hereof.

New York Life Insurance Company

By	/s/ Jessica Maizel
	Name:	Jessica Maizel
	Title:	Corporate Vice President

New York Life Insurance And Annuity Corporation

By:	NYL Investors LLC, its Investment Manager

By:	/s/ Jessica Maizel
	Name:	Jessica Maizel
	Title:	Senior Director

The Bank of New York Mellon, a banking corporation organized under the laws of New York, not in its individual capacity but solely as Trustee under that certain Trust Agreement dated as of July 1st, 2015 between New York Life Insurance Company, as Grantor, John Hancock Life Insurance Company (U.S.A.), as Beneficiary, John Hancock Life Insurance Company of New York, as Beneficiary, and The Bank of New York Mellon, as Trustee

By:	New York Life Insurance Company, its attorney-in-fact

By:	/s/ Jessica Maizel
	Name:	Jessica Maizel
	Title:	Corporate Vice President

Defined Terms

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agreement” means this Note Purchase Agreement, including all Schedules attached to this Agreement.

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock” means, any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

SCHEDULE A

(to Note Purchase Agreement)

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of twelve months or less from the date of acquisition issued by any Lender (as defined in the Material Credit Facility) or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Financial Services LLC (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Closing Date” is defined in Section 4.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder from time to time.

“Company” is defined in the first paragraph of this Agreement.

“Confidential Information” is defined in Section 20.

A-2

“Consolidated EBITDA” means for any period:

(1)         Consolidated Net Income for such period;

plus,

(2)         without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any non-cash charges or expenses (including for employee stock compensation) (excluding any non-cash charges or expenses representing accruals or reserves in the ordinary course of business for cash charges in a future period) and (f) any extraordinary, unusual or non-recurring expenses or losses;

minus,

(3)         to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (iii) income tax credits (to the extent not netted from income tax expense) and (iv) any other non-cash income (including the reversal of any reserve in respect of items described in clause (e) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income), minus,

(4)         any cash payments made during such period in respect of items described in clause (2)(e) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income (but only to the extent the relevant non-cash expenses or losses were added back to Consolidated Net Income in accordance with clause (2)(e) above).

For the purposes of calculating Consolidated EBITDA for any Reference Period, (i) if at any time during such Reference Period the Company or any Restricted Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Company or any Restricted Subsidiary shall have made a Material Acquisition (as defined below), Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period and after giving pro forma effect to any adjustments (including, without limitation, operating and expense reductions) as would be permitted to be reflected in pro forma financial information complying with the requirements of Article 11 of Regulation S-X under the Securities Act of 1933, as amended (and the interpretations of the SEC thereunder).

“Consolidated Interest Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

A-3

“Consolidated Interest Expense” means, for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and Securitizations and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP). For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments received or paid by the Company or its Restricted Subsidiaries under interest rate protection agreements, the effect of which is required to be reflected in the Company’s income statement under “Interest Expense”.

“Consolidated Leverage Ratio” means, as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that (i) there shall be excluded (a) except as provided in the definition of Consolidated EBITDA, the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Company or is merged into or consolidated with the Company or any of its Restricted Subsidiaries, (b) the income (or deficit) of any Person (other than a Restricted Subsidiary of the Company) in which the Company or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Restricted Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Restricted Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than any restrictions permitted pursuant to clause (vi) of Section 10.11 or arising under any Note Document) or Requirement of Law applicable to such Restricted Subsidiary and (ii) there shall be no exclusion for the consolidated net income attributable to the non-controlling interest (minority interest) in any Joint Venture which is a Restricted Subsidiary.

“Consolidated Tangible Assets” means, at any date, the total assets of the Company and its Restricted Subsidiaries at such date, as determined on a consolidated basis in accordance with GAAP, less the Intangible Assets of the Company and its Restricted Subsidiaries. For purposes of this definition, “Intangible Assets” means the amount of (i) all write-ups in the book value of any asset owned by the Company or a Restricted Subsidiary and (ii) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights and other intangible assets of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP. For clarity, Consolidated Tangible Assets shall not include assets of Unrestricted Subsidiaries except to the extent of the value of the equity investment of the Company therein.

“Consolidated Total Debt” means, at any date, the aggregate principal amount of all Indebtedness of the Company and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP and set forth on the consolidated balance sheet of the Company and its Restricted Subsidiaries (excluding any items that appear solely in the footnotes thereto in accordance with GAAP).

A-4

“Continuing Directors” means the directors of the Company on the date hereof and each other director, if, in each case, either (x) such other director’s nomination for election to the board of directors of the Company is recommended by a majority of the then Continuing Directors or (y) such other director’s appointment to the board of directors of the Company was approved by at least a majority of the then Continuing Directors.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“Controlled Entity” means (a) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (b) if the Company has a parent company, such parent company and its Controlled Affiliates.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate,” for any Series of Note, means that rate of interest per annum that is the greater of (a) 2% above the rate of interest stated in clause (a) of the first paragraph of the Notes of such Series or (b) 2% over the rate of interest publicly announced by Chase Bank N.A. in New York, New York as its “base” or “prime” rate.

“Disclosure Documents” is defined in Section 5.3.

“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System or any successor SEC electronic filing system for such purposes.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials.

A-5

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Original Entities” means those the Company and the Subsidiaries listed on Schedule 10.3 hereto.

“Form 10-K” is defined in Section 7.1(b).

“Form 10-Q” is defined in Section 7.1(a).

“GAAP” means (a) generally accepted accounting principles as in effect from time to time in the United States of America and (b) for purposes of Section 9.6, with respect to any Subsidiary, generally accepted accounting principles (including International Financial Reporting Standards, as applicable) as in effect from time to time in the jurisdiction of organization of such Subsidiary.

“Governmental Authority” means

(a)          the government of

(i)          the United States of America or any state or other political subdivision thereof, or

(ii)         any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b)          any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Group Members” means the Company and its Restricted Subsidiaries.

A-6

“Guarantee Obligation” means, as to any Person (the “guaranteeing Person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing Person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)          to purchase such indebtedness or obligation or any property constituting security therefor;

(b)          to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c)          to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d)          otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

A-7

“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law, including asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 17.2 and 18 and any related definitions in this Schedule A, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.

“Immaterial Restricted Subsidiary”: any Restricted Subsidiary of the Company the revenues (excluding intercompany revenues) of which for the Reference Period ended as of the end of the most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 7.1 do not exceed $50,000,000.

“INHAM Exemption” is defined in Section 6.2(e).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f), (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (i) all Securitization Attributable Indebtedness incurred in by such Person connection with any Securitization in which such Person participates, and (j) for the purposes of Section 11(f) only, the Swap Termination Value (but in no event to be an amount less than zero) in respect of Swap Agreements to which such Person is a party; provided, however, that “Indebtedness” of the Company and its Restricted Subsidiaries shall not include any amounts owed or other obligations of the Company or any Restricted Subsidiary related to the Taxable Special Obligation Development Lease Revenue Bonds (Sid Tool Co., Inc. Project) dated December 4, 2012 in the aggregate principal amount of up to $35,000,000 pursuant to that certain Bond Advance Agreement and Assignment of Lease and Rental Payments, dated as of December 4, 2012. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

A-8

“Initial Subsidiary Guarantors” means Enco Manufacturing Company, Inc., Sid Tool Co., Inc., J&L America, Inc. and MSC Contract Management, Inc.

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 10% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Investments” is defined in Section 10.8.

“Joint Venture” means (a) a Subsidiary a portion of the Capital Stock of which is owned by a Person or Persons other than (x) the Group Members and (y) Persons holding directors’ qualifying shares or other similar interests and (b) any Person owned directly or indirectly, in whole or in part, by any Subsidiary described in the foregoing clause (a).

“Joint Venture Partner” means, with respect to any Joint Venture at any time, any Person (other than a Group Member or a Person holding directors’ qualifying shares or other similar interests) that owns a portion of the Capital Stock of such Joint Venture at such time.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Make-Whole Amount” is defined in Section 8.6.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties, of the Company and its Subsidiaries taken as a whole.

“Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Company and its Restricted Subsidiaries in excess of $100,000,000.

A-9

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Restricted Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement and the Notes, (c) the ability of any Subsidiary Guarantor to perform its obligations under its Subsidiary Guaranty, or (d) the validity or enforceability of this Agreement, the Notes or any Subsidiary Guaranty.

“Material Credit Facility” means, as to the Company and its Subsidiaries, the Credit Agreement dated as of April 14, 2017 among the Company, JPMorgan Chase Bank, N.A., as administrative agent and, the other Lenders (as defined therein) which are party thereto, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof.

“Maturity Date” is defined in the first paragraph of each Note.

“Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Company or any of its Restricted Subsidiaries in excess of $100,000,000.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners.

“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Company or any Restricted Subsidiary primarily for the benefit of employees of the Company or one or more Restricted Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.

“Note Documents” means this Agreement, the Subsidiary Guaranty, the Notes and any amendment, supplement or other modification to any of the foregoing.

“Notes” is defined in Section 1.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

A-10

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Investors” means the collective reference to (a) Mitchell Jacobson, (b) Marjorie Gershwind Fiverson, (c) Erik Gershwind, (d) Stacey Bennett, (e) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of Mitchell Jacobson, Marjorie Gershwind Fiverson, Erik Gershwind or Stacey Bennett including, but not limited to, such one or more organizations to which transfers are deductible for Federal, estate, gift or income tax purposes and (f) any trust, business trust, limited liability company or other entity, the beneficiaries, beneficial owners or equity holders of which include only Mitchell Jacobson, Marjorie Gershwind Fiverson, Erik Gershwind, Stacey Bennett, their spouses, their lineal descendants and any other members of their families, and such one or more organizations to which transfers are deductible for Federal, estate, gift, or income tax purposes.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Priority Debt” without duplication, means (a) all Indebtedness of Restricted Subsidiaries which are not Subsidiary Guarantors, (b) all Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien other than Liens permitted by Section 10.5(d) through Section 10.5(o) and (c) all Indebtedness of the Company or any of its Restricted Subsidiaries incurred in connection with any Securitization.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” is defined in Section 6.2(a).

“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 13.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 13.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.

“Purchaser Schedule” means the Purchaser Schedule to this Agreement listing the Purchasers of the Notes and including their notice and payment information.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

A-11

“QPAM Exemption” is defined in Section 6.2(d).

“Reference Period” means any period of four consecutive fiscal quarters.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Required Holders” means at any time on or after the Closing, the holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Payment” means any payment of dividends, any payment on account of the purchase, redemption, defeasance, retirement or other acquisition of any Capital Stock and any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder from time to time in effect.

“Securitization” means any transaction or series of transactions entered into by the Company or any Restricted Subsidiary pursuant to which the Company or such Restricted Subsidiary, as the case may be, sells, conveys or otherwise transfers to a Securitization Vehicle Securitization Assets of the Company or such Restricted Subsidiary (or grants a security interest in such Securitization Assets transferred or purported to be transferred to such Securitization Vehicle), and which Securitization Vehicle finances the acquisition of such Securitization Assets (i) with proceeds from the issuance or sale of Third Party Interests, (ii) with Sellers’ Retained Interests and/or (iii) with proceeds from the sale or collection of Securitization Assets previously purchased by such Securitization Vehicle.

A-12

“Securitization Assets” means any accounts receivable owed to or owned by the Company or any Restricted Subsidiary (whether now existing or arising or acquired in the future) arising in the ordinary course of business from the sale of goods or services, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, all proceeds of such accounts receivable and other assets (including contract rights) which are of the type customarily transferred in connection with securitizations of accounts receivable and which are sold, transferred or otherwise conveyed by the Company or a Restricted Subsidiary to a Securitization Vehicle in connection with a Securitization permitted by Section 10.7.

“Securitization Attributable Indebtedness” means the amount of obligations outstanding under the legal documents entered into as part of any accounts receivable securitization or similar transaction relating to accounts receivable originated by the Company or any Restricted Subsidiary on any date of determination that corresponds to the outstanding net investment (including loans) of, or cash purchase price paid by, the unaffiliated third party purchasers or financial institutions participating in such transaction and, as such, would be characterized as principal if such securitization were structured as a secured lending transaction rather than as a purchase (or, to the extent structured as a secured lending transaction, is principal). For the avoidance of doubt, “Securitization Attributable Indebtedness” shall not include (a) obligations that correspond to a deferred purchase price or other consideration owing to the Company or any Restricted Subsidiary funded on a deferred basis from the proceeds of the collections on such receivables, a subordinated interest held by the Company or any Restricted Subsidiary or the reserve or over-collateralization established or maintained for the benefit of the unaffiliated third party purchasers or financial institutions participating in such transaction, and (b) obligations arising under uncommitted factoring arrangements and similar uncommitted sale transactions.

“Securitization Vehicle” means a Person that is a direct wholly owned Subsidiary of the Company or a Restricted Subsidiary formed for the purpose of effecting one or more Securitizations to which the Company or its Restricted Subsidiaries transfer Securitization Assets and which, in connection therewith, issues or sells Third Party Interests or Sellers’ Retained Interests; provided that such Securitization Vehicle shall engage in no business other than the purchase of Securitization Assets pursuant to Securitizations permitted by Section 10.7, the issuance or sale of Third Party Interests or other funding of such Securitizations and any activities reasonably related thereto, and provided further that:

(x)          no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Securitization Vehicle (i) is guaranteed by the Company or any Restricted Subsidiary (excluding guarantees of obligations (other than the principal of and interest on Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is with recourse to or obligates the Company or any Restricted Subsidiary (other than such Securitization Vehicle) of the Company in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Company or any Restricted Subsidiary (other than such Securitization Vehicle)of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

A-13

(y)          neither the Company nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding with such Securitization Vehicle other than on terms which the Company reasonably believes to be no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company and other than Standard Securitization Undertakings; and

(z)          neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve such Securitization Vehicle’s financial condition or cause such Securitization Vehicle to achieve certain levels of operating results.

“Sellers’ Retained Interests” means the debt or equity interests held by or deferred purchase price payable to the Company or any Restricted Subsidiary in a Securitization Vehicle to which Securitization Assets have been transferred in a Securitization permitted by Section 10.7, including any such debt, equity or deferred purchase price received in consideration for the Securitization Assets transferred.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Series” is defined in Section 1.

“Series A Notes” is defined in Section 1.

“Series B Notes” is defined in Section 1.

“Source” is defined in Section 6.2.

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

A-14

“Subsidiary Guarantor” means each Restricted Subsidiary that has executed and delivered the Subsidiary Guaranty or joined such Subsidiary Guaranty by executing a joinder thereto.

“Subsidiary Guaranty” means that certain guaranty dated as of the date hereof by the Subsidiary Guarantors party thereto for the benefit of the holders of the Notes substantially in the form of Exhibit 2.2, as amended, restated or otherwise modified from time to time.

“Substitute Purchaser” is defined in Section 21.

“Super-Majority Holders” means at any time on or after the Closing, the holders of at least 66-2/3% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“SVO” means the Securities Valuation Office of the NAIC.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries shall be a “Swap Agreement”.

“Swap Termination Value” means, in respect of any Swap Agreement, after taking into account the effect of any legally enforceable netting agreement relating thereto, (a) for any date on or after the date such Swap Agreement has been closed out and the termination value has been determined in accordance therewith, such termination value and (b) for any date prior to the date referenced in clause (a), the amount determined as the mark-to-market value for such Swap Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreement.

“Third Party Interests” means, with respect to any Securitization, notes, bonds or other debt instruments, beneficial interests in a trust, undivided ownership interests in receivables or other securities issued or sold for cash consideration by the relevant Securitization Vehicle to banks, financing conduits, investors or other financing sources (other than the Company and its Restricted Subsidiaries) the proceeds of which are used to finance, in whole or in part, the purchase by such Securitization Vehicle of Securitization Assets in a Securitization. The amount of any Third Party Interests shall be deemed to equal the aggregate principal, stated or invested amount of such Third Party Interests which are outstanding at such time.

“United States Person” has the meaning set forth in Section 7701(a)(30) of the Code.

“Unrestricted Subsidiary” means any Subsidiary of the Company designated by the board of directors of the Company as an Unrestricted Subsidiary pursuant to Section 9.7.

A-15

“Unrestricted Designation” means the designation in accordance with Section 9.7 of (i) any Restricted Subsidiary as an Unrestricted Subsidiary and (ii) any designation of a newly created or acquired Subsidiary as an Unrestricted Subsidiary.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

A-16

[Form of Series A Note]

MSC Industrial Direct Co., Inc.

2.65% Senior Note, Series A, Due July 28, 2023

No. RA-[_____]	[Date]
$[_______]	PPN[______________]

For Value Received, the undersigned, MSC Industrial Direct Co., Inc. (herein called the “Company”), a corporation organized and existing under the laws of the State of New York, hereby promises to pay to [____________], or registered assigns, the principal sum of [_____________________] Dollars (or so much thereof as shall not have been prepaid) on July 28, 2023 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 2.65% per annum from the date hereof, payable semiannually, on the 28th day of January and July in each year, commencing with the January 28 or July 28 next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the greater of (i) 4.65% or (ii) 2% over the rate of interest publicly announced by Chase Bank N.A. from time to time in New York, New York as its “base” or “prime” rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at Chase Bank N.A. or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated July 28, 2016 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

SCHEDULE 1-A

(to Note Purchase Agreement)

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

MSC Industrial Direct Co., Inc.

By
[Title]

1-A-2

[Form of Series B Note]

MSC Industrial Direct Co., Inc.

2.90% Senior Note, Series B, Due July 28, 2026

No. RB-[_____]	[Date]
$[_______]	PPN[______________]

For Value Received, the undersigned, MSC Industrial Direct Co., Inc. (herein called the “Company”), a corporation organized and existing under the laws of the State of New York, hereby promises to pay to [____________], or registered assigns, the principal sum of [_____________________] Dollars (or so much thereof as shall not have been prepaid) on July 28, 2026 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 2.90% per annum from the date hereof, payable semiannually, on the 28th day of January and July in each year, commencing with the January 28 or July 28 next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the greater of (i) 4.90% or (ii) 2% over the rate of interest publicly announced by Chase Bank N.A. from time to time in New York, New York as its “base” or “prime” rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at Chase Bank N.A. or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated July 28, 2016 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

MSC Industrial Direct Co., Inc.

By
[Title]

Form of Opinion of Special Counsel
For The Purchasers

[To Be Provided on a Case by Case Basis]

SCHEDULE 4.4(b)

(to Note Purchase Agreement)

Disclosure Materials

None.

SCHEDULE 5.3

(to Note Purchase Agreement)

Subsidiaries of the Company and
Ownership of Subsidiary Stock

(i)          Subsidiaries

Name of Subsidiary	Jurisdiction	Percentage of each class of Capital Stock owned by the Company or any Subsidiary	Subsidiary Guarantor (Yes/No)	Restricted Subsidiary (Yes/No)
MSC Acquisition Corp III	New York	100% owned by the Company	No	Yes
MSC Acquisition Corp VI	New York	100% owned by the Company	No	Yes
MSC Acquisition Corp VII	New York	100% owned by the Company	No	Yes
MSC Foreign Properties Corporation	Delaware	100% owned by the Company	No	Yes
MSC Services Corp.	New York	100% owned by the Company	No	Yes
Primeline International, Inc.	New York	100% owned by the Company	No	Yes
Sid Tool Co., Inc.	New York	100% owned by the Company	Yes	Yes
Mission Real Estate Acquisition Company	Delaware	100% owned by Sid Tool Co., Inc.	No	Yes
Swiss Precision Instruments Inc.	California	100% owned by the Company	No	Yes
J&L America, Inc.	Michigan	100% owned by MSC Acquisition Corp VI	Yes	Yes
American Specialty Grinding Co., Inc.	Massachusetts	100% owned by Sid Tool Co., Inc.	No	Yes
MSC Contract Management, Inc.	New York	100% owned by Sid Tool Co., Inc.	Yes	Yes
MSC Industrial Supply ULC	British Columbia, Canada	100% owned by Sid Tool Co., Inc.	No	Yes
MSC Industrial Supply Co.	UK	100% owned by J & L America, Inc.	No	Yes
Deco Tool, an MSC Company, LLC	Delaware	100% owned by Sid Tool Co., Inc.	No	Yes

SCHEDULE 5.4

(to Note Purchase Agreement)

(ii)         Affiliates:

1.          Mitchell Jacobson, Marjorie Gershwind Fiverson, and the Mitchell L. Jacobson 2005 GRAT No. 2 Trust each owns more than 10% of MSC’s outstanding Class B common stock.

2.          Mr. Jacobson’s Class A common stock ownership includes (a) 123,057 shares of Class A common stock held by a family charitable foundation, of which Mr. Jacobson is a director, as to which shares Mr. Jacobson has shared voting and dispositive power (and which shares are also reported as beneficially owned by Mr. Gershwind); (b) 107,829 shares of Class A common stock held by a trust, of which Mr. Jacobson is the settlor and Mr. Jacobson’s spouse is a co-trustee (and which shares are also reported as beneficially owned by the Mitchell L. Jacobson 2005 GRAT #2 Trust); and (c) 7,124,613 shares of Class B common stock, which are convertible into shares of our Class A common stock on a share-for-share basis at any time, and which are discussed in more detail in Item 3 below. Mr. Jacobson disclaims beneficial ownership of 107,829 shares of Class A common stock, which are held by the trust, except to the extent of his pecuniary interest.

3.          Mr. Jacobson’s Class B common stock ownership includes (a) 4,662,637 shares of Class B common stock owned directly by Mr. Jacobson; (b) 48,700 shares of Class B common stock held by a trust, of which Mr. Jacobson is the settlor and Mr. Jacobson’s spouse is a co-trustee; (c) 246,283 shares of Class B common stock held by grantor retained annuity trusts, of which Mr. Jacobson is the settlor, sole annuitant and trustee; and (d) 2,166,993 shares of Class B common stock held by a trust of which Mr. Jacobson is the settlor and his spouse is a co-trustee (and which shares are also reported as beneficially owned by the Mitchell L. Jacobson 2005 GRAT #2 Trust). Mr. Jacobson disclaims beneficial ownership of 2,461,976 shares of Class B common stock, which are held by various trusts, except to the extent of his pecuniary interest.

4.          Marjorie Gershwind Fiverson’s Class A common stock ownership includes (a) 1,127 shares of Class A common stock held by a family charitable foundation, of which Ms. Gershwind Fiverson is a director, as to which shares Ms. Gershwind Fiverson has shared voting and dispositive power (and which shares are also reported as beneficially owned by Mr. Gershwind); and (b) 2,153,775 shares of Class B common stock, which are convertible into shares of our Class A common stock on a share-for-share basis at any time, and which are discussed in more detail in Item 5 below. Her ownership excludes 650,000 shares held by limited liability companies of which Ms. Gershwind Fiverson, together with Mr. Gershwind and Ms. Stacey Bennett, are members, and as to which shares Ms. Gershwind Fiverson disclaims beneficial ownership.

5.4-2

5.          Ms. Gershwind Fiverson’s Class B common stock ownership includes (a) 1,469,528 shares of Class B common stock owned directly by Ms. Gershwind Fiverson; and (b) 684,247 shares of Class B common stock held by grantor retained annuity trusts of which Ms. Gershwind Fiverson is the settlor, sole annuitant and trustee. Ms. Gershwind Fiverson disclaims beneficial ownership of 684,247 of the shares of Class B common stock, which are held by various trusts, except to the extent of her pecuniary interest.

6.          Mr. Gershwind’s Class A common stock ownership includes (a) 136,140 shares of Class A common stock issuable upon the exercise by Mr. Gershwind of stock options that are exercisable as of October 31, 2016 or exercisable within 60 days of October 31, 2016; (b) 9,750 shares unvested restricted shares of Class A common stock over which Mr. Gershwind has voting rights but which are subject to restrictions on transfer; (c) 1,127 shares of Class A common stock held by a family charitable foundation, of which Mr. Gershwind is a director, as to which shares Mr. Gershwind has shared voting and dispositive power (and which shares are also reported as beneficially owned by Ms. Gershwind Fiverson); and (d) 1,203,335 shares of Class B common stock, which are convertible into shares of our Class A common stock on a share-for-share basis at any time, and which are discussed in more detail in Item 7 below. His ownership excludes 650,000 shares held by limited liability companies of which Mr. Gershwind, together with Ms. Gershwind Fiverson and Ms. Stacey Bennett, are members, and as to which shares Mr. Gershwind disclaims beneficial ownership.

7.          Mr. Gershwind’s Class B common stock ownership includes 704,708 shares of Class B common stock owned directly by Mr. Gershwind; (b) 309,569 shares of Class B common stock held by grantor retained annuity trusts of which Mr. Gershwind is the settlor, sole annuitant and trustee; (c) 170,778 shares of Class B common stock, which are held by a trust of which Mr. Gershwind is co-trustee and beneficiary, as to which shares Mr. Gershwind has shared voting and dispositive power; and (d) 18,280 shares of Class B common stock, which are held by a trust of which Mr. Gershwind is a trustee. Mr. Gershwind disclaims beneficial ownership of 498,627 shares of Class B common stock, which are held by various trusts, except to the extent of his pecuniary interest.

8.          The Directors and Senior Officers of the Company.

5.4-3

(iii)        Company’s Directors and Senior Officers:

Directors

Jonathan Byrnes

Roger Fradin

Erik Gershwind

Louise Goeser

Mitchell Jacobson

Michael Kaufmann

Denis Kelly

Steven Paladino

Philip Peller

Senior Officers

Erik Gershwind	President and Chief Executive Officer
Rustom Jilla	Executive Vice President and Chief Financial Officer
Douglas Jones	Executive Vice President and Chief Supply Chain Officer
Steve Armstrong	Senior Vice President, General Counsel and Corporate Secretary
Steven Baruch	Senior Vice President, Strategy and Marketing
Charles Bonomo	Senior Vice President and Chief Information Officer
Christopher Davanzo	Senior Vice President, Finance and Corporate Controller
Kari Heerdt	Senior Vice President and Chief People Officer
Gregory Polli	Senior Vice President, Product Management
David Wright	Senior Vice President, Sales

5.4-4

Schedule 5.5

1.          Audited consolidated financial statements of the Company for the fiscal years ending September 1, 2012, August 31, 2013, August 30, 2014, August 29, 2015 and September 3, 2016.

2.          Unaudited consolidated interim financial statements of the Company for the fiscal period ending March 4, 2017.

SCHEDULE 5.5

(to Note Purchase Agreement)

Original Entities

Name of Entity	Jurisdiction
MSC Industrial Direct Co., Inc.	New York
MSC Acquisition Corp III	New York
MSC Acquisition Corp VI	New York
MSC Acquisition Corp VII	New York
MSC Foreign Properties Corporation	Delaware
MSC Services Corp.	New York
Primeline International, Inc.	New York
Sid Tool Co., Inc.	New York
Mission Real Estate Acquisition Company	Delaware
Swiss Precision Instruments Inc.	California
J&L America, Inc.	Michigan
American Specialty Grinding Co., Inc.	Massachusetts
MSC Contract Management, Inc.	New York
MSC Industrial Supply ULC	British Columbia, Canada
MSC Industrial Supply Co.	UK
Deco Tool, an MSC Company, LLC	Delaware

SCHEDULE 10.3

(to Note Purchase Agreement)

Existing Liens

Those Liens described in UCC financing statements filed against Sid Tool Co., Inc., MSC Industrial Direct Co., Inc. and MSC Contract Management, Inc., in each case, as debtor, securing leased equipment, hardware and software from various companies including IBM Credit LLC, North American Communications Resources, Inc., SG Equipment Finance USA Corp., NMHG Financial Services, Inc., First American Equipment Finance and TCF Equipment Finance. The aggregate amount of the obligations secured by such Liens as of the date hereof does not exceed $20,000,000.

SCHEDULE 10.5

(to Note Purchase Agreement)

Existing Investments

1.          Taxable Special Obligation Development Lease Revenue Bonds (Sid Tool Co., Inc. Project) dated December 4, 2012 in the aggregate principal amount of up to $35,000,000 pursuant to that certain Bond Advance Agreement and Assignment of Lease and Rental Payments, dated as of December 4, 2012.

2.          Guarantee by Sid Tool Co., Inc., MSC Contract Management, Inc. and J & L America of the Note Purchase Agreement dated July 28, 2016, between MSC Industrial Direct Co., Inc. and New York Life Insurance Company, for 2.65% Senior Notes, Series A, due July 28, 2023, in the aggregate principal amount of $75,000,000 and 2.90% Senior Notes, Series B, due July 28, 2026, in the aggregate principal amount of $100,000,000.

SCHEDULE 10.8

(to Note Purchase Agreement)

Existing Transactions with Affiliates

None.

SCHEDULE 10.9

(to Note Purchase Agreement)

Form of Subsidiary Guaranty

Exhibit 2.2

(to Note Purchase Agreement)

Subsidiary Guaranty

Subsidiary Guaranty, dated as of July 28, 2016, made by each of the corporations that are signatories hereto (the “Subsidiary Guarantors”), in favor of the holders (the “Noteholders”) of Notes (as defined below) issued pursuant to the Note Purchase Agreement dated as of July 28, 2016 (as amended, supplemented or otherwise modified, from time to time, the “Note Purchase Agreement”), among MSC Industrial Direct Co., Inc. (the “Company”) and the Noteholders.

Witnesseth:

Whereas, pursuant to the Note Purchase Agreement, the Noteholders have purchased (i) $75,000,000 aggregate principal amount of the Company’s Senior Notes, Series A, due July 28, 2023 (the “Series A Notes”) and (ii) $100,000,000 aggregate principal amount of the Company’s Senior Notes, Series B, due July 28, 2026 (the “Series B Notes”, together with the Series A Notes, the “Notes”) upon the terms and subject to the conditions set forth therein;

Whereas, the Company is a member of an affiliated group of companies that includes each Subsidiary Guarantor;

Whereas, the proceeds of the Notes purchased under the Note Purchase Agreement will be used in part to enable the Company to make valuable transfers to each Subsidiary Guarantor in connection with the operation of its business;

Whereas, the Company and the Subsidiary Guarantors are engaged in related businesses, and each Subsidiary Guarantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Note Purchase Agreement; and

Whereas, it is a condition precedent to the obligation of the Noteholders to purchase the Notes from the Company under the Note Purchase Agreement that the Subsidiary Guarantors shall have executed and delivered this Subsidiary Guaranty to the Noteholders.

Now, Therefore, in consideration of the premises and to induce the Noteholders to enter into the Note Purchase Agreement and to induce the Noteholders to purchase the Notes from the Company pursuant to the Note Purchase Agreement, the Subsidiary Guarantors hereby agree with the Noteholders, as follows:

Section 1.          Defined Terms.

(a)          “Note Documents” means the Note Purchase Agreement, this Subsidiary Guaranty, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

“Obligations” means the unpaid principal of, interest on (including interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) or any Make-Whole Amount on the Notes and all other obligations and liabilities of the Company to any Noteholder, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Note Purchase Agreement, any Note Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Noteholders that are required to be paid by the Company pursuant hereto) or otherwise.

(b)          Unless otherwise defined herein, terms defined in the Note Purchase Agreement and used herein shall have the meanings given to them in the Note Purchase Agreement.

(c)          The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Subsidiary Guaranty shall refer to this Subsidiary Guaranty as a whole and not to any particular provision of this Subsidiary Guaranty, and section and paragraph references are to this Subsidiary Guaranty unless otherwise specified.

(d)          The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

Section 2.          Subsidiary Guaranty.

(a)          Each of the Subsidiary Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Noteholders for the ratable benefit of such Noteholders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Company when due (whether at the stated maturity, by acceleration or otherwise) of the Note Purchase Agreement and the Obligations.

(b)          Anything herein or in any other Note Document to the contrary notwithstanding, the maximum liability of each Subsidiary Guarantor hereunder and under the other Note Documents shall in no event exceed the amount which can be guaranteed by such Subsidiary Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 3).

(c)          Each Subsidiary Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Subsidiary Guarantor hereunder without impairing this Subsidiary Guaranty or affecting the rights and remedies of any Noteholder hereunder.

(d)          This Subsidiary Guaranty shall remain in full force and effect until all the Obligations and the obligations of each Subsidiary Guarantor under this Subsidiary Guaranty shall have been satisfied by payment in full.

(e)          No payment made by the Company, any of the Subsidiary Guarantors, any other Subsidiary Guarantor or any other Person or received or collected by any Noteholder from the Company, any of the Subsidiary Guarantors, any other Subsidiary Guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Subsidiary Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Subsidiary Guarantor in respect of the Obligations or any payment received or collected from such Subsidiary Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of such Subsidiary Guarantor hereunder until the Obligations are paid in full.

Section 3.          Right of Contribution.

Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 4. The provisions of this Section 3 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Noteholders, and each Subsidiary Guarantor shall remain liable to the Noteholders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

Section 4.          No Subrogation.

Notwithstanding any payment made by any Subsidiary Guarantor hereunder or any set-off or application of funds of any Subsidiary Guarantor by any Noteholder, no Subsidiary Guarantor shall be entitled to be subrogated to any of the rights of any Noteholder against the Company or any other Subsidiary Guarantor or any collateral security or guarantee or right of offset held by any Noteholder for the payment of the Obligations, nor shall any Subsidiary Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other Subsidiary Guarantor in respect of payments made by such Subsidiary Guarantor hereunder, until all amounts owing to the Noteholders by the Company on account of the Obligations are paid in full. If any amount shall be paid to any Subsidiary Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Subsidiary Guarantor in trust for the Noteholders, segregated from other funds of such Subsidiary Guarantor, and shall, forthwith upon receipt by such Subsidiary Guarantor, be turned over to the Noteholders in the exact form received by such Subsidiary Guarantor (duly indorsed by such Subsidiary Guarantor to the Noteholders, if required), to be applied against the Obligations, whether matured or unmatured, in pro rata amounts respective to the aggregate principal.

Section 5.          Amendments, Etc. with Respect to the Obligations.

Each Subsidiary Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Subsidiary Guarantor and without notice to or further assent by any Subsidiary Guarantor, any demand for payment of any of the Obligations made by any Noteholder may be rescinded by the Administrative Agent or such Noteholder and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Noteholder, and the Note Purchase Agreement and the other Note Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Noteholders or all Noteholders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Noteholder for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Noteholder shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Subsidiary Guaranty or any property subject thereto.

Section 6.          Subsidiary Guaranty Absolute and Unconditional.

Each Subsidiary Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by any Noteholder upon this Subsidiary Guaranty or acceptance of this Subsidiary Guaranty; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Subsidiary Guaranty; and all dealings between the Company and any of the Subsidiary Guarantors, on the one hand, and the Noteholders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Subsidiary Guaranty. Each Subsidiary Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Company or any of the Subsidiary Guarantors with respect to the Obligations. Each Subsidiary Guarantor understands and agrees that this Subsidiary Guaranty shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Note Purchase Agreement or any other Note Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Noteholder, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Company or any other Person against any Noteholder, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Company or such Subsidiary Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Company for the Obligations, or of such Subsidiary Guarantor under this Subsidiary Guaranty, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Subsidiary Guarantor, or any Noteholder may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Company, any other Subsidiary Guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by any Noteholder to make any such demand, to pursue such other rights or remedies or to collect any payments from the Company, any other Subsidiary Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Company, any other Subsidiary Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Subsidiary Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Noteholder against any Subsidiary Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

Section 7.          Reinstatement.

This Subsidiary Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by any Noteholder upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company or any Subsidiary Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company or any Subsidiary Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

Section 8.          Payments.

Each Subsidiary Guarantor hereby guarantees that payments hereunder will be paid to the Noteholders without set-off or counterclaim in Dollars as directed by the Purchaser Schedule attached to the Note Purchase Agreement.

Section 9.          Representations and Warranties.

Each Subsidiary Guarantor hereby represents and warrants that:

(a)          it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the power and authority and the legal right to own and operate its property, to lease the property it operates and to conduct the business in which it is currently engaged;

(b)          it has the power and authority and the legal right to execute and deliver, and to perform its obligations under, this Subsidiary Guaranty, and has taken all necessary action to authorize its execution, delivery and performance of this Subsidiary Guaranty;

(c)          this Subsidiary Guaranty constitutes a legal, valid and binding obligation of such Subsidiary Guarantor enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing;

(d)          the execution, delivery and performance of this Subsidiary Guaranty will not violate any Requirement of Law or Contractual Obligation of such Subsidiary Guarantor and will not result in or require the creation or imposition of any Lien on any of the properties or revenues of such Subsidiary Guarantor pursuant to any Requirement of Law or Contractual Obligation of the Subsidiary Guarantor;

(e)          no consent or authorization of, filing with, notice to or other act by or in respect of, any arbitrator or Governmental Authority and no consent of any other Person (including, without limitation, any stockholder or creditor of such Subsidiary Guarantor) is required in connection with the execution, delivery, performance, validity or enforceability of this Subsidiary Guaranty; and

(f)          no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of such Subsidiary Guarantor, threatened by or against such Subsidiary Guarantor or against any of its properties or revenues (1) with respect to this Subsidiary Guaranty or any of the transactions contemplated hereby, or (2) which could reasonably be expected to have a Material Adverse Effect.

Each Subsidiary Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by such Subsidiary Guarantor on the date of each borrowing by the Company under the Note Purchase Agreement on and as of such date of borrowing as though made hereunder on and as of such date.

Section 10.         Notices.

All notices, requests and demands to or upon any Noteholder or any Subsidiary Guarantor hereunder shall be effected in the manner provided for in Section 18 of the Note Purchase Agreement; provided that any such notice, request or demand to or upon any Subsidiary Guarantor shall be addressed to such Subsidiary Guarantor at its notice address set forth under its signature below.

Section 11.         Counterparts.

This Subsidiary Guaranty may be executed by one or more of the Subsidiary Guarantors on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Section 12.         Severability.

Any provision of this Subsidiary Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 13.         Integration.

This Subsidiary Guaranty represents the agreement of each Subsidiary Guarantor with respect to the subject matter hereof and there are no promises or representations by any Noteholder relative to the subject matter hereof not reflected herein.

Section 14.         Amendments in Writing; No Waiver; Cumulative Remedies.

(a)          None of the terms or provisions of this Subsidiary Guaranty may be waived, amended, supplemented or otherwise modified except in accordance with Section 17 of the Note Purchase Agreement.

(b)          No Noteholder shall by any act (except by a written instrument pursuant to Section 14(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any Noteholder, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Noteholder of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Noteholder would otherwise have on any future occasion.

(c)          The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

Section 15.         Section Headings.

The section headings used in this Subsidiary Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

Section 16.         Successors and Assigns.

This Subsidiary Guaranty shall be binding upon the successors and assigns of each Subsidiary Guarantor and shall inure to the benefit of the Noteholders and their successors and assigns.

Section 17.         Governing Law.

This Subsidiary Guaranty shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Section 18.         Submission to Jurisdiction; Waivers.

Each Subsidiary Guarantor hereby irrevocably and unconditionally:

(i)          submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Subsidiary Guaranty or any other Note Document;

(ii)         waives and agrees not to assert, to the fullest extent permitted by applicable law, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum;

(iii)        agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 18(i) hereof brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment;

(iv)        consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 18(i) hereof by mailing a copy thereof by registered, certified, priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested, to it at its address specified in Section 18 of the Note Purchase Agreement or at such other address of which such holder shall then have been notified pursuant to said Section;

(v)         agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service;

(vi)        agrees that nothing in this Section 18 shall affect the right of any Noteholder to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction; and

(vii)       waives trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

Section 19.         Acknowledgements.

Each Subsidiary Guarantor hereby acknowledges that:

(i)          it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Note Documents to which it is a party;

(ii)         no Noteholder has any fiduciary relationship with or duty to any Subsidiary Guarantor arising out of or in connection with this Agreement or any of the other Note Documents, and the relationship between the Subsidiary Guarantors, on the one hand, and the Noteholders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(iii)        no joint venture is created hereby or by the other Note Documents or otherwise exists by virtue of the transactions contemplated hereby among the Noteholders or among the Subsidiary Guarantors and the Noteholders.

Section 20.         Additional Subsidiary Guarantors.

Each Subsidiary of the Company that is required to become a party to this Agreement pursuant to Section 9.6 of the Note Purchase Agreement shall become a Subsidiary Guarantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of a Subsidiary Guarantor Supplement in the form of Annex A hereto.

In Witness Whereof, each of the undersigned has caused this Subsidiary Guaranty to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

[Signatures Follow]

Enco Manufacturing Company, Inc.

By:
Name:
Title:

Address for Notices:
75 Maxess Road
Melville, New York 11747
Attention: General Counsel
Telephone:	OMITTED
Telecopy:	OMITTED

[Signature Page to Subsidiary Guaranty]

Sid Tool Co., Inc.

By:
Name:
Title:

Address for Notices:
75 Maxess Road
Melville, New York 11747
Attention: General Counsel
Telephone:	OMITTED
Telecopy:	OMITTED

[Signature Page to Subsidiary Guaranty]

J&L America, Inc.

By:
Name:
Title:

Address for Notices:
75 Maxess Road
Melville, New York 11747
Attention: General Counsel
Telephone:	OMITTED
Telecopy:	OMITTED

[Signature Page to Subsidiary Guaranty]

MSC Contract Management, Inc.

By:
Name:
Title:

Address for Notices:
75 Maxess Road
Melville, New York 11747
Attention: General Counsel
Telephone:	OMITTED
Telecopy:	OMITTED

[Signature Page to Subsidiary Guaranty]

Annex A

Form of Subsidiary Guarantor Supplement

_____________, 201_

[Noteholders]

Re:      Subsidiary Guaranty, dated as of July 28, 2016 (as amended,

supplemented or otherwise modified from time to time,

the “Subsidiary Guaranty”), made by certain subsidiaries of MSC Industrial

Direct Co., Inc. in favor of the hereinafter defined Noteholders

Ladies and Gentlemen:

Reference is made to the Subsidiary Guaranty. Terms defined in the Subsidiary Guaranty shall be used herein as therein defined.

The undersigned, ___________________________, a ________________ [corporation/limited liability company/partnership] and a Subsidiary of the Company, in consideration of the purchase of (i) $75,000,000 aggregate principal amount of the Company’s Senior Notes, Series A, due July 28, 2023 (the “Series A Notes”) and (ii) $100,000,000 aggregate principal amount of the Company’s Senior Notes, Series B, due July 28, 2026 (the “Series B Notes”, together with the Series A Notes, the “Notes”; holders of such Notes to be referred to as the “Noteholders”) by the Noteholders from the Company pursuant to the Note Purchase Agreement, which proceeds of such Notes benefit the undersigned by making funds available to the undersigned and by enhancing the financial strength of the consolidated group of which the undersigned is a member, hereby agrees to become an additional Subsidiary Guarantor for the purposes of the Subsidiary Guaranty and to perform all the obligations of a Subsidiary Guarantor under, and to be bound in all respects by the terms of, the Subsidiary Guaranty as if the undersigned were a signatory party thereto, effective from the date hereof.

The undersigned hereby certifies that (a) this Subsidiary Guarantor Supplement has been duly authorized, executed and delivered by the undersigned and constitute its legal, valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing and (b) the representations and warranties contained in Section 9 of the Subsidiary Guaranty insofar as they relate to the undersigned are true and correct on and as of the date hereof, with the same effect as if made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case they are true and correct as of such earlier date).

The undersigned hereby certifies that attached hereto as Annex I is a copy of the resolutions of the Board of Directors of the undersigned, authorizing the undersigned to become a Subsidiary Guarantor under the Subsidiary Guaranty and to perform its obligations thereunder and to execute, deliver and perform this Subsidiary Guarantor Supplement.

The undersigned confirms that it has received a copy of the Subsidiary Guaranty including all amendments thereto, if any.

The address to which all notices to the undersigned under the Subsidiary Guaranty should be directed is:

[____________________]

This Subsidiary Guarantor Supplement shall be effective on and as of the date first written above. This Subsidiary Guarantor supplement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Very truly yours,

[Name of Subsidiary Company]

By:
Title:

Annex I

Resolutions

Exhibit 4.6

Form of Guaranty Ratification

Ratification Agreement dated as of April 14, 2017 (this “Agreement”), made by each of the companies that are signatories hereto (the “Reaffirming Subsidiary Guarantors”), in favor of the holders (the “Noteholders”) of Notes (as defined below) issued pursuant to the Note Purchase Agreement dated as of July 28, 2016 (the “Existing Note Purchase Agreement”), among MSC Industrial Direct Co., Inc. (the “Company”) and the Noteholders.

Whereas, pursuant to the Existing Note Purchase Agreement, the Reaffirming Subsidiary Guarantors have entered into that certain Subsidiary Guaranty (the “Subsidiary Guaranty”), dated as of July 28, 2016 pursuant to which each of the Reaffirming Subsidiary Guarantors jointly and severally guaranteed the prompt and complete payment and performance by the Company when due (whether at the stated maturity, by acceleration or otherwise) of the Existing Note Purchase Agreement and the Obligations (as defined in the Subsidiary Guaranty);

Whereas, as of the date hereof, the Company and the Noteholders party thereto have entered into an amendment and restatement of the Existing Note Purchase Agreement (as so amended and restated, the “Amended and Restated Note Purchase Agreement”);

Whereas, the Company and the Reaffirming Subsidiary Guarantors are engaged in related businesses, and each Reaffirming Subsidiary Guarantor will derive substantial direct and indirect benefit from the effectiveness of the Amended and Restated Note Purchase Agreement; and

Whereas, it is a condition precedent to the effectiveness of the Amended and Restated Note Purchase Agreement that the Reaffirming Subsidiary Guarantors shall have executed and delivered this Agreement to the Noteholders.

Now, Therefore, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.	Reaffirmation.

Each of the Reaffirming Subsidiary Guarantors acknowledges receipt of a copy of the Amended and Restated Note Purchase Agreement and (i) hereby consents to the amendment and restatement of the Existing Note Purchase Agreement and each of the transactions contemplated thereby and hereby confirms its respective guarantees and other obligations under the Subsidiary Guaranty and (ii) agrees that, notwithstanding the effectiveness of the Amended and Restated Note Purchase Agreement or any of the transactions contemplated thereby, such guarantees and other obligations are not impaired or adversely affected in any manner whatsoever and shall continue to be in full force and effect to guarantee the prompt and complete payment and performance by the Company when due (whether at the stated maturity, by acceleration or otherwise) of the Amended and Restated Note Purchase Agreement and the Obligations (as defined in the Subsidiary Guaranty).

Exhibit 4.6
(to Note Purchase Agreement)

Section 2.	Representations and Warranties.

Each of the undersigned Reaffirming Subsidiary Guarantors hereby represents and warrants that, (i) as of the date hereof, immediately before and after giving effect to the Amended and Restated Note Purchase Agreement, the representations and warranties made by it contained in Section 9 of the Subsidiary Guaranty are true and correct in all material respects with the same effect as if made on the date hereof, except to the extent any such representation or warranty refers or pertains solely to a date prior to the date hereof (in which case such representation and warranty was true and correct in all material respects as of such earlier date); and (ii) this Agreement has been duly executed and delivered by such Reaffirming Subsidiary Guarantor and constitutes a legal, valid and binding obligation of such Reaffirming Subsidiary Guarantor, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

Each of the undersigned Reaffirming Subsidiary Guarantors further confirms that each Note Document to which it is a party is and shall continue to be in full force and effect and the same are hereby ratified and confirmed in all respects.

Section 3.	Notices.

All notices and other communications hereunder shall be given in accordance with Section 18 of the Amended and Restated Note Purchase Agreement.

Section 4.	Counterparts.

This Agreement may be executed by one or more of the Reaffirming Subsidiary Guarantors on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Section 5.	Amendment.

None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 17 of the Amended and Restated Note Purchase Agreement.

Section 6.	Governing Law.

This Agreement Shall Be Governed By, And Construed And Interpreted In Accordance With, The Law Of The State Of New York.

Section 7.	Submission To Jurisdiction; Waivers.

Each Reaffirming Subsidiary Guarantor hereby irrevocably and unconditionally:

(i)             submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or any other Note Document;

(ii)            waives and agrees not to assert, to the fullest extent permitted by applicable law, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum;

(iii)           agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 7(i) hereof brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment;

(iv)           consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 7(i) hereof by mailing a copy thereof by registered, certified, priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested, to it at its address specified in Section 18 of the Amended and Restated Note Purchase Agreement or at such other address of which such holder shall then have been notified pursuant to said Section;

(v)            agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service;

(vi)           agrees that nothing in this Section 7 shall affect the right of any Noteholder to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction; and

(vii)           Waives trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

[remainder of page left intentionally blank]

In Witness Whereof, each of the undersigned has caused this Agreement to be duly executed and delivered by its duly authorized officer as of the date and year first above written.

[Signatures Follow]

[Signature Page to Guaranty Reaffirmation to

the Amended and Restated Note Purchase Agreement]

Sid Tool Co., Inc.

By:
	Name:	Rustom Jilla
	Title:	Executive Vice President and Chief
Executive Officer

[Signature Page to Guaranty Reaffirmation to

the Amended and Restated Note Purchase Agreement]

MSC Contract Management, Inc.

By:
	Name:	Dermond Thomas
	Title:	Vice President, Treasurer and
Assistant Secretary

[Signature Page to Guaranty Reaffirmation to

the Amended and Restated Note Purchase Agreement]

J & L America, Inc.

By:
	Name:	Rustom Jilla
	Title:	Executive Vice President and Chief
Executive Officer

[Signature Page to Guaranty Reaffirmation to

the Amended and Restated Note Purchase Agreement]

By executing below, each party acknowledges and agrees to this Agreement and further acknowledges receipt of a copy of this Agreement executed by each of the Reaffirming Subsidiary Guarantors.

New York Life Insurance Company

By:
Name:
Title:

[Acknowledgment Page to Guaranty Reaffirmation to

the Amended and Restated Note Purchase Agreement]

Exhibit 6

Purchaser Representations

Section 6.1.            Purchase for Investment. Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

Section 6.2.            Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a)           the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)          the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)           the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

Exhibit 6
(to Note Purchase Agreement)

(d)           the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or

(e)           the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)            the Source is a governmental plan; or

(g)           the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h)          the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

MSC Industrial Direct Co., Inc.

Information Relating to Purchasers

Name and Address of Purchaser	Principal Amount and Series of Notes to be Purchased
	Series A	Series B
New York Life Insurance Company c/o NYL Investors LLC 51 Madison Avenue 2nd Floor, Room 208 New York, New York 10010-1603 Attention: Private Capital Investors, 2nd Floor Fax Number: (908) 840-3385	$44,300,000	$59,000,000

[See Attached]

Purchaser Schedule
(to Note Purchase Agreement)

Name and Address of Purchaser	Principal Amount and Series of Notes to be Purchased
	Series A	Series B
New York Life Insurance and Annuity Corporation c/o NYL Investors LLC 51 Madison Avenue 2nd Floor, Room 208 New York, New York 10010-1603 Attention: Private Capital Investors, 2nd Floor Fax Number: (908) 840-3385	$26,900,000	$36,000,000

[See Attached]

Name and Address of Purchaser	Principal Amount and Series of Notes to be Purchased
	Series A	Series B
The Bank of New York Mellon, a banking corporation organized under the laws of New York, not in its individual capacity but solely as Trustee under that certain Trust Agreement dated as of July 1st, 2015 between New York Life Insurance Company, as Grantor, John Hancock Life Insurance Company (U.S.A.), as Beneficiary, John Hancock Life Insurance Company of New York, as Beneficiary, and The Bank of New York Mellon, as Trustee c/o NYL Investors LLC 51 Madison Avenue 2nd Floor, Room 208 New York, New York 10010-1603 Attention: Private Capital Investors, 2nd Floor Fax Number: (908) 840-3385	$3,800,000	$5,000,000

[See Attached]